UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Guaranty Financial Group Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders and Proxy Statement

1300 MoPac Expressway South
Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, May 27, 2008

To Guaranty Financial Group Inc. Stockholders:

When and Where the Annual Meeting of Stockholders Will be Held	The 2008 annual meeting of our stockholders will be held at our offices located at 1300 MoPac Expressway South, Austin, Texas 78746, on Tuesday, May 27, 2008, at 9:30 a.m. local time.

Purposes of the Meeting	The meeting will be held for the following purposes:

1. To elect five (5) directors to our Board of Directors. These five directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2008.

3. To transact any other business that is properly raised for discussion at an annual meeting or any later meeting if the annual meeting is adjourned or postponed.

Who Can Attend and Vote	The Board of Directors has fixed the close of business on April 4, 2008 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help in voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at (800) 290-6426.

Scott A. Almy
Secretary

April 11, 2008
Austin, Texas

Your vote is important. You are invited to attend the meeting in person. Whether or not you plan to attend, and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign it, date it, and return it by mail or vote by telephone or on the Internet. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded. Please see the instructions under Questions and Answers About the Annual Meeting — How can I vote my shares before the annual meeting?; Can I vote in person at the annual meeting?

1300 MoPac Expressway South
Austin, Texas 78746

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How are we asking for your vote?

Our Board of Directors seeks your proxy for use in voting at our 2008 annual meeting of stockholders to be held on Tuesday, May 27, 2008, and at any later meeting if the annual meeting is adjourned or postponed. This proxy statement and proxy card were mailed beginning on April 11, 2008 to all holders of our common stock entitled to vote at the annual meeting.

We have enclosed with this proxy statement our 2007 Annual Report to Stockholders, which includes audited financial statements. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Are the proxy materials for our 2008 Annual Meeting of Stockholders available on the Internet?

The Guaranty Financial Group Inc. (Company or Guaranty) Proxy Statement for the 2008 Annual Meeting of Stockholders, the Annual Report to Stockholders for the fiscal year ended December 31, 2007 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available on our website at www.guarantygroup.com.

Who is entitled to vote at the annual meeting?

Holders of Company common stock as of the close of business on the record date, April 4, 2008, may vote at the 2008 annual meeting, either in person or by proxy. As of the close of business on April 4, 2008, there were 37,241,666 shares of common stock issued and outstanding and entitled to vote at the annual meeting. The common stock is the only authorized voting security of the Company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What matters will be voted on at the annual meeting?

At the annual meeting, the stockholders will be asked to vote on the following proposals:

Proposal No. 1:  To elect five (5) directors to our Board of Directors. These five (5) directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

Proposal No. 2:  To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2008.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), you are considered the “stockholder of record” with respect to those shares. This proxy statement and the enclosed proxy card and 2007 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. The proxy statement, 2007 Annual Report to Stockholders and other materials have been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the annual meeting?

If you hold shares in your own name as a stockholder of record, you can cast your vote before the annual meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the annual meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The telephone and Internet voting instructions serve the same purpose as the proxy card. When your proxy card or telephone or Internet vote specifies a choice with respect to a voting matter, the named individuals on the proxy card will vote your shares as you have specified. Submitting a proxy or voting through the telephone or the Internet will not affect your right to attend the annual meeting and vote in person.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If your shares are held in your own name as a stockholder of record and you return your signed proxy card but do not specify a voting choice on your proxy card, shares will be voted as follows:

•	FOR the election of the director nominees under the caption “Election of Directors.”

•	FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the year 2008.

If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me?

New York Stock Exchange (NYSE) rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters, which include the election of directors and the ratification of the appointment of the independent registered public accounting firm. However, your broker does not have discretionary authority to vote your shares on non-routine proposals.

Can I vote in person at the annual meeting?

Yes. If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How can I change or revoke my vote?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	giving written notice of revocation to our Corporate Secretary at any time before the voting is closed; or

•	signing and delivering a proxy that is dated after the proxy you wish to revoke; or

•	attending the annual meeting and voting in person by properly completing and submitting a ballot. (Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

We must receive your notice of revocation or later dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Guaranty Financial Group Inc.
8333 Douglas Avenue, 3rd Floor
Dallas, Texas 75225
Attention: Scott A. Almy, Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of your shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

The presence at the annual meeting, in person or by proxy, of the holders of 37,241,666 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the annual meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy (which may be voted by the proxy holders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

What is an “abstention” and how would it affect the vote?

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the annual meeting will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote as explained below in “What are the voting requirements to elect directors and approve the proposals described in the proxy statement?”

What is a broker “non-vote” and how would it affect the vote?

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. Brokers and nominees have discretionary voting power to vote shares with respect to all of the proposals to be voted on at the annual meeting. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal.

What are the voting requirements to elect directors and approve the proposals described in the proxy statement?

Election of Directors

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy is required for the election of each director nominee named in Proposal No. 1. This means that the votes cast “for” that nominee must exceed the votes cast “against” that nominee. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. In accordance with our Corporate Governance Guidelines, each incumbent nominee will submit, prior to the annual meeting, an irrevocable resignation contingent on the nominee failing to receive the required vote for election and the Board of Directors accepting the resignation. For more information on the operation of our majority voting standard, see the section on “Election of Directors.” Stockholders may not cumulate votes in the election of directors.

Ratification of Auditors

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required for the ratification of the appointment of our independent registered public accounting firm in Proposal No. 2. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

Who will conduct and pay for the proxy solicitation?

We have retained D.F. King & Co., Inc. (D.F. King), a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King’s employees and our directors, officers and employees, who have not yet been chosen, may solicit the return of proxies by personal interview, mail, electronic mail, facsimile, telecopy, telegram, telephone, and Internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.guarantygroup.com. Our officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $9,000. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock. We will pay for all costs of solicitation.

Who will count the votes?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election to certify the results.

What is our confidential voting policy?

We have adopted a confidential voting policy which provides that stockholder proxies, ballots, and voting tabulations that identify your vote will not be disclosed to us, our directors, officers, or employees. There are a few exceptions to this policy, such as when you make a comment on your proxy vote or when we must determine the legality of a vote.

SPIN-OFF

Prior to December 28, 2007, we were a wholly-owned subsidiary of Temple-Inland Inc. (Temple-Inland). As of the close of business on December 28, 2007, Temple-Inland distributed 100% of the issued and outstanding shares of our common stock to the holders of record of Temple-Inland common stock as of the close of business on December 14, 2007, which we will refer to in this proxy statement as the “spin-off” or the “separation.” Each Temple-Inland stockholder received one share of our common stock for every three shares of Temple-Inland common stock held as of the close of business on December 14, 2007. Also on December 28, 2007, Temple-Inland distributed 100% of the issued and outstanding shares of Forestar Real Estate Group Inc., a wholly-owned subsidiary of Temple-Inland that operated Temple-Inland’s real estate business. For information on the spin-off agreements, see the section entitled “Certain Relationships and Related Party Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock as of April 4, 2008 follows:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class(1)

Carl C. Icahn, et al (2)	3,455,493	9.77%
c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, New York 10153
Franklin Mutual Advisers, LLC (3)	2,974,009	7.99%
100 John F. Kennedy Short Hills, NJ 07078
Greenlight Capital, L.L.C., et al.(4)	2,878,545	8.1%
140 East 45th Street, 24th Floor New York, New York 10017
Ironbound Capital Management LP (5)	2,006,386	5.7%
902 Carnegie Center, Suite 300 Princeton, NJ 08540
Janus Capital Management LLC (6)	1,878,026	5.3%
151 Detroit Street Denver, Colorado 80206
Vanguard Fiduciary Trust Company (7)	1,859,289	5.23%
500 Admiral Nelson Blvd. Malvern, PA 19355

(1)	There were 37,241,666 shares of common stock outstanding on April 4, 2008.

(2)	Based solely on information reported on Schedule 13D (the “Report”), dated January 14, 2008 and filed with the Securities and Exchange Commission (SEC) on January 24, 2008 by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp., Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp., and Carl C. Icahn. The Report indicates that High River has sole voting and dispositive power with respect to 802,481 shares of common stock; Hopper has shared voting and dispositive power with respect to 802,481 shares of common stock; Barberry Corp. has shared voting and dispositive power with respect to 802,481 shares of common stock; Icahn Master has sole voting and dispositive power with respect to 1,095,118 shares of common stock; Icahn Master II has sole voting and dispositive power with respect to 296,097 shares of common stock; Icahn Master III has sole voting and dispositive power with respect to 112,302 shares of common stock; Icahn Offshore LP has shared voting and dispositive power with respect to 1,503,517 shares of common stock; Icahn Partners has sole voting and dispositive power with respect to 1,149,495 shares of common stock; Icahn Onshore LP has shared voting and dispositive power with respect to 1,149,495 shares of common stock; Icahn Capital LP has shared voting and dispositive power with respect to 2,653,012 shares of common stock; IPH has shared voting and dispositive power with respect to 2,653,012 shares of common stock; Icahn Enterprises Holdings has shared voting and dispositive power with respect to 2,653,012 shares of common stock; Icahn Enterprises GP has shared voting and dispositive power with respect to 2,653,012 shares of common stock; Beckton Corp. has shared voting and dispositive power with respect to 2,653,012 shares of common stock; and Carl C. Icahn has shared voting and dispositive power with respect to 3,455,493 shares of common stock (collectively, the “Record Holders”). The Report states that Barberry Corp. is the sole member of Hopper, which is the general partner of High River; Icahn Offshore LP is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III; Icahn Onshore LP is the general partner of Icahn

Partners LP; Icahn Capital LP is the general partner of each of Icahn Offshore and Icahn Onshore; Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital LP; Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. The Report further states that each of Barberry Corp. and Beckton Corp. is 100% owned by Carl C. Icahn and, as such, Mr. Icahn is in a position indirectly to determine the voting and investment decisions made by each of the Record Holders. In addition, Mr. Icahn is the indirect holder of approximately 91% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

(3)	Based on information reported on Form 13F-HR for the quarter ended December 31, 2007 and filed with the SEC on February 14, 2008 by Franklin Resources, Inc., as reporting manager for Franklin Mutual Advisers, LLC (“Franklin”). According to the Form 13F-HR, Franklin has reported ownership with respect to 2,974,009 shares of common stock. Form 13F-HR does not represent the reported percentage of ownership in Guaranty common stock by Franklin. We have applied Regulation S-K Item 403, Instruction 3, in determining the number of shares of common stock beneficially owned. Percentage of ownership based on total shares of common stock outstanding on April 4, 2008.

(4)	Based solely on information reported on Schedule 13G, dated January 9, 2008 and filed with the SEC on January 22, 2008, by Greenlight Capital, L.L.C. (“Greenlight LLC”), Greenlight Capital, Inc. (“Greenlight Inc.”), DME Advisors, L.P. (“DME LP”), DME Advisors GP, L.L.C. (“DME GP”) (together with Greenlight LLC, Greenlight Inc. and DME LP, “Greenlight”), and Mr. David Einhorn. According to the Schedule 13G, Greenlight LLC has sole voting and dispositive power with respect to 1,175,327 shares of common stock; Greenlight Inc. has sole voting and dispositive power with respect to 1,338,347 shares of common stock; DME LP has sole voting and dispositive power with respect to 364,871 shares of common stock; DME GP has sole voting and dispositive power with respect to 364,871 shares of common stock; and David Einhorn has sole voting and dispositive power with respect to 2,878,545 shares of common stock. Mr. Einhorn is principal of Greenlight and is deemed to beneficially own 2,878,545 shares owned by Greenlight’s clients. Greenlight and Mr. Einhorn disclaim beneficial ownership of the securities owned by Greenlight’s clients.

(5)	Based solely on information reported on Schedule 13G, dated March 28, 2008 and filed with the SEC on March 28, 2008 by Ironbound Capital Management LP (“Ironbound LP”), Ironbound Capital LLC (“Ironbound LLC”), Ironbound Associates LLC (“Ironbound Associates”) and Mr. Stephen I. Silverman. According to the Schedule 13G, Ironbound LP has shared voting and dispositive power with respect to 1,723,173 shares of common stock; Ironbound LLC has shared voting and dispositive power with respect to 1,723,173 shares of common stock; Ironbound Associates has shared voting and dispositive power with respect to 283,213 shares of common stock; and Mr. Silverman has shared voting and dispositive power with respect to 2,006,386 shares of common stock. According to the Schedule 13G, Mr. Silverman is the managing member of Ironbound LLC, which is the general partner of Ironbound LP, and is the managing member of Ironbound Associates; Ironbound LP, in its role as investment advisor, possesses voting and dispositive power with respect to the shares of common stock owned by its clients; and Ironbound Associates is the general partner of Ironbound Partners LP which owns less than 5% of the outstanding common stock. According to the Schedule 13G, Ironbound LP, Ironbound LLC, Ironbound Associates and Mr. Silverman disclaim beneficial ownership of these securities.

(6)	Based solely on information reported on Schedule 13G, dated December 31, 2007 and, filed with the SEC on February 14, 2008 by Janus Capital Management LLC (“Janus”). The Schedule 13G indicates that Janus has an indirect 86.5% ownership stake in Enhanced Investment Technologies LLC (“InTech”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”). Also according to the Schedule 13G, Janus, InTech and Perkins Wolf are registered investment advisors and furnish investment advice to various investment companies and individual and institutional clients and, as a result, InTech and Perkins Wolf may be deemed the beneficial owners of 963,985 and 914,041, respectively, shares of our common stock. Also according to the Schedule 13G, neither InTech nor Perkins Wolf have the right to receive any dividends from, or the proceeds from the sale of, the securities held in such companies and clients and disclaims ownership associated with such rights. According to the Schedule 13G, Janus has shared voting and dispositive power with respect to 1,878,026 shares of common stock.

(7)	Based solely on information reported on Schedule 13G dated December 31, 2007 and filed with the SEC February 7, 2008 by Vanguard Fiduciary Trust Company (“Vanguard”), in its capacity as trustee of certain employee benefit plans which hold shares of Guaranty in trust for the benefit of the employees in the plans.

According to the Schedule 13G, Vanguard has shared voting and dispositive power with respect to 1,859,289 shares of common stock. Vanguard disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of April 4, 2008 by:

•	each of our directors and nominees for director, including our President and Chief Executive Officer (CEO),

•	our Chief Financial Officer (CFO) and our three most highly compensated executive officers other than our CEO and CFO, and

•	all directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of certain shares listed in the table, the directors and executive officers do not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Beneficial Ownership			Additional Ownership(1)
				Shares
				Issuable				Phantom
				on			Restricted	Shares		Total
				Exercise of			Stock Units	Deferred		Beneficial
	Amount and		Beneficial	Options on			Payable	and Payable	Total	and
	Nature		Ownership	or after	Performance	Restricted	Upon	Upon	Additional	Additional
	of Beneficial		Percent	June 3,	Stock Units	Stock Units	Retirement	Retirement	Ownership	Ownership
Beneficial Owner	Ownership		of Class	2008	(2)	(2)	(3)	(4)	(d + e + f + g + h)	(b + i)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Directors:
Kenneth M. Jastrow, II	486,343	(2)(3)(4)	1.29%	—	23,333	91,666	4,758	14,557	134,314	620,657
		(6)(7)(8)
David W. Biegler	3,000	(3)	*	—	—	—	5,947	—	5,947	8,947
Larry R. Faulkner	5,399	(3)(4)(6)	*	1,333	—	—	6,709	5,721	13,763	19,162
Robert V. Kavanaugh	1,430	(3)(9)	*	—	—	—	6,066	—	6,066	7,496
Leigh M. McAlister	0	(3)	*	—	—	—	5,947	—	5,947	5,947
Edward R. McPherson	0	(3)	*	—	—	—	4,758	—	4,758	4,758
Robert D. McTeer	0	(3)	*	—	—	—	6,590	—	6,590	6,590
Raul R. Romero	0	(3)	*	—	—	—	5,947	—	5,947	5,947
John Stuart III	4,044	(3)(6)	*	—	—	—	6,590	—	6,590	10,634
Larry E. Temple	18,301	(3)	*	—	—	—	6,304	—	6,304	24,605
Bill Walker	0	(3)	*	—	—	—	5,947	—	5,947	5,947
Named Executive Officers:
Kenneth R. Dubuque	213,453	(2)(5)(6)(7)	*	12,250	3,333	25,832	—	—	41,415	254,868
Ronald D. Murff	92,300	(2)(5)(6)(7)	*	2,551	—	1,400	—	—	3,951	96,251
Robert B. Greenwood	80,974	(2)(5)(6)(7)	*	3,500	—	1,750	—	—	5,250	86,224
Harold L. Shults, Jr.	42,447	(2)(5)(6)(7)	*	2,871	—	1,575	—	—	4,446	46,893
Kevin J. Hanigan	72,881	(2)(5)(6)(7)	*	3,084	—	1,750	—	—	4,834	77,715
Group:
All directors and executive officers (23 persons) as a group	1,325,535	(1)(2)(5) (6)(7)(10)	3.5%	41,642	26,666	131,918	65,563	20,278	286,487	1,612,022

*	Less than one percent based upon a total of 37,241,666 shares of common stock issued and outstanding on April 4, 2008.

(1)	“Additional Ownership” is not included in the SEC’s definition of “Beneficial Ownership.”

(2)	Includes performance stock units (or PSUs) and restricted stock units (or RSUs) acquired upon the spin-off from Temple-Inland effective December 28, 2007 that vest on the third anniversary from the date of grant if minimum return on investment (or ROI) criteria are met. PSUs and RSUs will be settled in cash.

(3)	Includes shares of our common stock underlying RSUs granted in connection with election to defer director’s fees into RSUs under the Guaranty director fee deferral plan that will be settled in Guaranty common stock upon retirement.

		2008
		Annual
		Restricted
	2008	Stock
	Deferred	Unit
Director	Fees	Award	Total

Jastrow	—	4,758	4,758
Biegler	1,189	4,758	5,947
Faulkner	1,951	4,758	6,709
Kavanaugh	1,308	4,758	6,066
McAlister	1,189	4,758	5,947
McPherson	—	4,758	4,758
McTeer	1,832	4,758	6,590
Romero	1,189	4,758	5,947
Stuart	1,832	4,758	6,590
Temple	1,546	4,758	6,304
Walker	1,189	4,758	5,947

(4)	Includes 14,557 phantom shares in respect of our common stock held by Mr. Jastrow, resulting from equitable adjustment in connection with the spin-off to his phantom shares in respect of Temple-Inland common stock acquired pursuant to a Temple-Inland deferred compensation plan. Includes 5,721 phantom shares in respect of our common stock held by Dr. Faulkner, resulting from equitable adjustment in connection with the spin-off to his phantom shares in respect of Temple-Inland common stock acquired pursuant to a Temple-Inland director fee deferral plan. In addition, under the Temple-Inland director fee deferral plan, director fees could be deferred into phantom shares. In connection with our spin-off, those directors who held Temple-Inland phantom shares received phantom shares in respect of our common stock. Under the Temple-Inland deferred compensation plan and the Temple-Inland director fee deferral plan, phantom shares deferred through 2005 is payable in shares of common stock at retirement, and phantom shares deferred in 2006 and later are payable in cash based on the stock price at retirement.

(5)	Includes restricted stock granted on February 26, 2008 under the Guaranty 2007 Stock Incentive Plan (SIP) that vest three years from the date of grant, 50% of the award value is cliff vested based on 3-year average after-tax return on equity (or ROE) performance and 50% of the award value vests in 25% increments per year over a four year period from the date of grant assuming annual achievement of minimum after tax earnings.

(6)	Includes the following number of shares of common stock issuable upon the exercise of options exercisable within a period of 60 days from April 4, 2008:

		Named Executive
Directors:		Officers:

Jastrow	361,059	Dubuque	22,816
Faulkner	5,333	Murff	16,195
Stuart	3,333	Greenwood	1,482
		Shults	3,886
		Hanigan	2,431

All directors and executive officers (23 persons) as a group — 441,480.

(7)	Mr. Jastrow’s shares of Guaranty common stock held by a trustee under a Temple-Inland 401(k) plan. Named Executive Officer shares are held by a trustee under a Guaranty 401(k) plan:

		Named Executive
Directors:		Officers:

Jastrow	3,796	Dubuque	48
		Murff	1,184
		Greenwood	505
		Shults	33
		Hanigan	574

All shares held for all directors and executive officers (23 persons) as a group — 14,289. SEC rules consider these shares to be beneficially owned.

(8)	Includes the following number of shares pledged as security: Mr. Jastrow pledged 23,770 shares as security for a loan to secure a revolving line of credit, and such line of credit is not in default as of April 4, 2008, nor does the pledgee have the power to vote or direct any vote regarding such securities.

(9)	Includes 1,430 shares held in a trust over which Mr. Kavanaugh and his spouse are trustees, sole beneficiaries and have sole voting and dispositive power.

(10)	Includes 5,249 shares owned by relatives of all directors and executive officers (23 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. For this purpose, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC’s Section 16 rules for the most recent fiscal year.

ELECTION OF DIRECTORS

Our By-laws specify that the Board of Directors will establish by vote how many directors will serve on the Board of Directors. The By-laws also provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. The Board of Directors has set the number of directors at twelve (12), with three classes of four (4) directors each.

Our By-laws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the Corporate Governance Guidelines available on our website at www.guarantygroup.com. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast “for” his or her election. In summary, prior to each annual meeting of stockholders, director nominees will submit an irrevocable resignation contingent on the nominee failing to receive the required vote for election and the Board of Directors accepting the resignation. If a nominee fails to receive the required vote for election, the Nominating and Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within approximately 90 days from the date of the certification of the election results. The director whose resignation is under consideration will not participate in the Committee or Board of Director’s decision. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board. The policy also provides that the Board shall nominate for election or re-election as directors only candidates who agree to tender irrevocable resignations consistent with the policy, and the Board of Directors shall fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation tendered by other directors.

Nominees

Unless you specify otherwise on your proxy, the persons named in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Directors will serve for a term of three (3) years, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board of Directors, and the full Board of Directors subsequently voted unanimously to recommend them to the stockholders as nominees. We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

Nominees for Director to be Elected at the 2008 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information

David W. Biegler 2008	David W. Biegler, 61, has served as Chairman of Estrella Energy, L.P., a natural gas transportation and processing firm, since August 2003. Mr. Biegler retired at the end of 2001 as Vice Chairman of TXU Corporation, when it engaged in power generation and energy marketing and provided electric and natural gas utility services and other energy-related services. He also served as President and Chief Operating Officer of TXU Corporation from 1997 to December 2001. From 1993 to 1997, he served as Chairman, President and Chief Executive Officer of ENSERCH Corp. He currently serves on the boards of Dynegy Inc., Trinity Industries, Inc., Austin Industries, Inc., Southwest Airlines, Inc. and Animal Health International. Mr. Biegler also serves as chairman of Dynegy’s Compensation and Human Resources Committee, as chairman of Southwest Airlines, Inc.’s Compensation Committee, and as chairman of Trinity Industries, Inc.’s Audit Committee. Mr. Biegler also serves on the Board of Directors of Guaranty Bank, a subsidiary.
Leigh M. McAlister 2007	Leigh M. McAlister, 58, has been a professor with the University of Texas at Austin since 1986. She previously held positions at the University of Washington and Massachusetts Institute of Technology. From 2003 to 2005, Dr. McAlister was Executive Director of the Marketing Science Institute, a not-for-profit institute established as a bridge between business and academia. She is a member of the Editorial Boards of Marketing Science, Journal of Marketing Research, Journal of Consumer Psychology, and Marketing Letters. Dr. McAlister has served on the Board of Guaranty Bank, a subsidiary, since 1999.

Name and Year First Elected Director	Principal Occupation and Other Information

Raul R. Romero 2007	Raul R. Romero, 54, is President and Chief Executive Officer of Alliance Consulting Group, LLC, a marketing consulting firm, a position he has held since 2005. From 2002 to 2005, he was Partner and President of S&B Infrastructure, Ltd., a wholly-owned subsidiary of S&B Engineers and Constructors, Ltd., a privately held engineering, procurement and construction company. In 1999, Mr. Romero was appointed to a six-year term on the University of Texas System Board of Regents by then Governor George W. Bush. He served until 2001, chaired that board’s Special Committee on Minorities and Women, and served on the Academic Affairs Committee, Facilities Planning and Construction Committee, and Special Committee on Telecommunications and Technology Transfer. He also served as a Regional Representative and Vice Chairman of the Board for Lease of University Lands. Mr. Romero has served on the Board of Guaranty Bank, a subsidiary, since 2001.
Bill Walker 2007	Bill Walker, 64, a retired executive with Motorola Inc., served in a variety of manufacturing and leadership positions during his 36 years with that company, most recently as Senior Vice President and General Manager of Motorola’s Semiconductor Products Sector from 2000 until his retirement in 2004. Mr. Walker has served on the Board of Guaranty Bank, a subsidiary, since 2002.

Nominee for Director to be Elected at the 2008 Annual Meeting of Stockholders to Serve Until 2009 Annual Meeting of Stockholders

In addition to the nominees listed above, our By-laws require that any director named to the Board to fill a vacancy, whether by an increase in the size of the Board, by the retirement or resignation of a director or otherwise, shall be submitted for election by the stockholders at the next annual meeting. Mr. McPherson was named to the Board to fill a vacancy, by an increase in the size of the Board, on February 25, 2008. Mr. McPherson is a member of the class serving until the 2009 Annual Meeting of Stockholders, but is being submitted for election at our 2008 Annual Meeting of Stockholders pursuant to the foregoing By-law requirements.

Name and Year First Elected Director	Principal Occupation and Other Information

Edward R. McPherson 2008	Edward R. McPherson, 62, serves as Chief Executive Officer of InterSolve Group, Inc., a company dedicated to helping its clients improve performance, profitability and shareholder value. Mr. McPherson served as Under Secretary of Education and Chief Operating Officer of the United States Department of Education from April 2004 through December 2005 and as Chief Financial Officer of the United States Department of Agriculture from October 2001 until April 2004. Mr. McPherson also served as Chief Financial Officer for SunAmerica and First RepublicBank Corporation. He serves on the National Aeronautics and Space Administration’s Advisory Council and its Audit and Finance Committee. He also serves on the Board of Guaranty Bank, a subsidiary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. BIEGLER, DR. McALISTER, MR. McPHERSON, MR. ROMERO AND MR. WALKER AS DIRECTORS OF GUARANTY.

Continuing Directors

The following information is provided with respect to directors who will continue to serve as directors until the expiration of their terms. Mr. McPherson is a member of the class serving until the 2009 Annual Meeting of Stockholders and his information is set forth above.

Directors to Serve Until the 2009 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information

Robert V. Kavanaugh 2007	Robert V. Kavanaugh, 71, was President and Chief Executive Officer of Stockton Savings Bank in Stockton, California from 1994 until his retirement in 1997 when Guaranty Bank acquired Stockton Savings. Mr. Kavanaugh joined Stockton Savings Bank in 1960, serving in various capacities, including Chief Financial Officer, Executive Vice President, Treasurer and President. He has served on the Board of Guaranty Bank, a subsidiary, since 1997.
Robert D. McTeer 2007	Robert D. McTeer, 65, serves as a Distinguished Fellow of the National Center for Policy Analysis, a nonprofit, nonpartisan public policy research organization. He served as chancellor of the Texas A&M University System from 2004 to 2006. Prior to joining Texas A&M, Mr. McTeer had a 36-year career with the Federal Reserve System, including 14 years as President and Chief Executive Officer of the Federal Reserve Bank of Dallas and a member of the Federal Reserve Board’s principal policymaking committee, the Federal Open Market Committee (FOMC). Mr. McTeer has served on the Board of Guaranty Bank, a subsidiary, since 2007.
Larry E. Temple 2007	Mr. Temple, 72, is an attorney, and during the last five years has been in private practice. He has served as Chairman of the Texas Select Committee on Higher Education, as Chairman of the Texas Higher Education Coordinating Board, and as a member of the Texas Guaranteed Student Loan Corporation. Mr. Temple has also served on several boards of the University of Texas and is a member of the board and President of the Lyndon B. Johnson Foundation. Mr. Temple formerly served as Special Counsel to President Lyndon B. Johnson and as an Executive Assistant to Texas Governor John Connally. Mr. Temple also serves on the Board of Temple-Inland Inc. He has served serves on the Board of Guaranty Bank, a subsidiary, since 1991.

Directors to Serve Until the 2010 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information

Kenneth R. Dubuque 2007	Kenneth R. Dubuque, 59, has served as our President and Chief Executive Officer since 1998, a position he has also held with Guaranty Bank since 1998. Mr. Dubuque served as Group Vice President of Temple-Inland from 2000 until 2007. Prior to joining Guaranty Bank, Mr. Dubuque spent over 10 years with Mellon Bank in international trust and investments, and strategic planning, and as Chairman, President and Chief Executive Officer of their mid-Atlantic subsidiary. His earlier banking experience includes positions with Bankers Trust, Salomon Brothers and Citicorp in New York City, as well as with the Port Authority of New York. He also serves on the Board of Guaranty Bank, a subsidiary.
Larry R. Faulkner 2007	Dr. Faulkner, 63, has served as President of Houston Endowment Inc., one of the largest private foundations in Texas, since February 2006. Dr. Faulkner served as President of The University of Texas from 1998 until 2006. He was previously Provost and Vice Chancellor for Academic Affairs, Dean of the College of Liberal Arts and Sciences, and Head of the Department of Chemistry at the University of Illinois at Urbana-Champaign. He also serves on the boards of the Exxon Mobil Corporation, Temple-Inland Inc. and the Lyndon Baines Johnson Foundation. Dr. Faulkner has served on the Board of Guaranty Bank, a subsidiary, since 2002.
Kenneth M. Jastrow, II 2007	Kenneth M. Jastrow, II, 60, is Non-Executive Chairman of Guaranty Financial Group Inc. He served as Chairman and Chief Executive Officer of Temple-Inland from 2000 to 2007. Prior to that, Mr. Jastrow served as President and Chief Operating Officer in 1998 and 1999, Group Vice President from 1995 until 1998 and as Chief Financial Officer of Temple-Inland from November 1991 until 1998. Mr. Jastrow is also a Director of KB Home, MGIC Investment Corporation, and serves as Non-Executive Chairman of Forestar Real Estate Group. He also serves on the Board of Directors of the Company’s subsidiary, Guaranty Bank.
John T. Stuart III 2007	John T. Stuart III, 71, joined Guaranty Bank as Chief Lending Officer in 1990 and also served as Senior Executive Vice President and Vice Chairman from 2002 until 2003. Prior to joining Guaranty Bank, Mr. Stuart served in various capacities at Republic Bank of Dallas, including President, Vice Chairman and Executive Vice President. Mr. Stuart has served on the Board of Guaranty Bank, a subsidiary, since 2003.

How are our nominees selected?

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.guarantygroup.com. New non-employee director nominees, other than any current director, must be independent as defined in the listing standards of the NYSE. Nominees must not have a prohibited conflict of interest with our business or ownership, including any regulatory conflicts due to our ownership of banking and financial services operations. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the president or chief executive officer of a company.

Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential Director’s qualifications, a suitable candidate will be invited to meet with the CEO and the Board of Directors to determine if the candidate is a good fit.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the stockholders’ meeting and comply with the notice procedures described below. Pursuant to our By-laws, notice of a stockholder’s intent to nominate a candidate for the Board of Directors must contain certain specified information regarding the nominating stockholder and the nominee. Each notice must include the following information about the nominee:

•	the name, age, business address and, if known, residence address,

•	the principal occupation or employment,

•	the number of shares of Guaranty beneficially owned, and

•	any other information that must be disclosed about nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder:

•	the name and address, as they appear in our records, and

•	the class and number of shares of Guaranty beneficially owned.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date or in the case of a special meeting of stockholders, the information must be received not later than the close of business on the 10th day following the date on which notice of such annual meeting or special meeting is first mailed to stockholders or made public, whichever occurs first. For information regarding the deadlines and procedures for director nominations by stockholders, please see “Date for Receipt of Stockholder Proposals and Nominations.”

Director Independence; Certain Relationships and Related Transactions

Director Independence

The Board of Directors has determined that the following directors meet its independence standards, which are set forth in the Corporate Governance Guidelines on our website at www.guarantygroup.com: David W. Biegler, Larry R. Faulkner, Robert V. Kavanaugh, Leigh M. McAlister, Edward R. McPherson, Robert D. McTeer, Raul R. Romero, John T. Stuart III, Larry E. Temple, and Bill Walker. Mr. Dubuque does not meet the independence standards because he is an employee and our President and CEO. Kenneth M. Jastrow, II does not meet the independence standards due to his prior employment with Temple-Inland, which, under the NYSE independence standards, will preclude independence until three years after termination of such employment, or 2010. The Board defines independence as meeting the requirements to be considered independent directors as defined under the current rules of the NYSE. The Board has established the following additional guidelines to assist it in determining director independence:

1. The Board shall review annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered independent directors, subject to additional qualifications prescribed under the listing standards of the NYSE or under applicable law. The Board may adopt and disclose categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the listing standards of the NYSE or under applicable law, the director shall promptly inform the Chairman of the Nominating and Governance Committee.

2. To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law or listing standards of the NYSE.

There were no material transactions or relationships between Guaranty and any director during 2007. In making its determination that all directors except Messrs. Dubuque and Jastrow are independent, the Board considered all transactions with companies on which its directors are executive officers, but did not consider these transactions to be material because in each case they were less than 2% of our or the other company’s consolidated gross revenues.

In addition, the Board has considered that, from time to time, Guaranty Bank or one of its subsidiaries may make mortgage loans and/or provide home equity lines of credit to our directors, executive officers, or their immediate families. These mortgage loans and/or home equity lines of credit:

•	are made in the ordinary course of business,

•	are made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with persons not related to us, and

•	do not involve more than the normal risk of collectibility or present other unfavorable features.

We may sell these mortgage loans and/or home equity lines of credit into the secondary market in the ordinary course of business.

There is no family relationship between any of the nominees, continuing directors and executive officers of Guaranty.

Related Party Transactions

We adopted a written policy and procedures for the review, approval, or ratification of any related party transactions. A related party, for purposes of our policy, means:

•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director,

•	any person known to be the beneficial owner of more than 5% of our common stock, and

•	any immediate family member of the foregoing persons.

The related party transaction policy provides that any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved:

•	compensation arrangements required to be reported under the Director Compensation section of the proxy statement,

•	compensation arrangements required to be reported under the Executive Compensation section of the proxy statement,

•	business expense reimbursements,

•	personal bank accounts held at our Guaranty Bank subsidiary,

•	mortgage loans made by Guaranty Bank or one of its affiliates in the ordinary course of business,

•	transactions with an entity in which the related party owns less than 10% of the other entity,

•	transactions with an entity in which the related party is a director only,

•	transactions with an entity in which the related party is not an executive officer, and

•	indebtedness for transactions in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of the review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arm’s length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director’s independence under the NYSE rules independence listing standards.

Guaranty Bank has had, and may be expected to have in the future, lending relationships in the ordinary course of business with immediate family members of executive officers and directors and affiliated companies in which they are principal stockholders. In our management’s opinion, the lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features. Guaranty Bank also offers overdraft service protection in the ordinary course of business to executive officers and directors.

Michael D. Calcote is our Executive Vice President and Treasurer. His spouse is employed by Guaranty Bank as Senior Vice President, Director-Governance Administration and Shareholder Services. Her compensation for 2007 was $115,577 salary, $30,000 bonus, $4,000 company match on a 401(k) plan, $5,097 3.5% company contribution to 401(k) account, and $3,150 in matching charitable contributions. This transaction was not reviewed under the Temple-Inland or our related party transaction policy because the relationship was disclosed each year under our Standards of Business Conduct and Ethics, and Mr. Calcote did not participate in any decisions affecting his spouse’s compensation or employment, all of which were considered adequate controls.

Prior to the spin-off from Temple-Inland we entered into a separation and distribution agreement and several other agreements with Temple-Inland and Forestar to effect the separation and provide a framework for our relationships with Temple-Inland and Forestar after the separation. These agreements govern the relationships between the parties subsequent to the completion of the spin-off and provide for the allocation between the parties of Temple-Inland’s assets, liabilities, and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from Temple-Inland. In addition to the separation and distribution agreement, these agreements include:

•	a tax matters agreement;

•	a transition services agreement;

•	a employee matters agreement;

•	a corporate aircraft agreement; and

•	a lease of office space.

Since our related party transaction policy went into effect in December 2007, other than the spin-off agreements listed above and the other agreements entered into in connection with our spin-off, there were no transactions between such effective date and fiscal year-end 2007 that were required to be reported under

Item 404(a) of Regulation S-K where the policy did not require review, approval or ratification or where the policy was not followed.

Director Interlocks

Kenneth M. Jastrow, II, our Non-Executive Chairman, also serves as Non-Executive Chairman of Forestar. In addition, Larry R. Faulkner and Larry E. Temple serve as directors for both Guaranty and Temple-Inland. Messrs. Jastrow, Faulkner, and Temple have agreed to recuse themselves from any matters related to Guaranty arising under the separation, distribution and related agreements described above.

Committees of the Board of Directors

The Board performs a number of its functions through committees. All members and the chairman of our Audit Committee, Management Development and Executive Compensation Committee, and Nominating and Governance Committee are independent directors under the NYSE corporate governance listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of our Audit Committee, Management Development and Executive Compensation Committee, and the Nominating and Governance Committee are available on our website at www.guarantygroup.com.

A description of the functions of the Board committees and the members serving on these committees follows:

Audit Committee

The Audit Committee assists the Board in its oversight of:

•	the integrity of our financial statements,

•	compliance with legal and regulatory requirements,

•	the independent registered public accounting firm’s qualifications and independence,

•	the performance of the internal auditor and asset review functions and of the independent registered public accounting firm.

The Audit Committee prepares a report that the rules of the SEC require be included in the annual proxy statement.

The Audit Committee has the sole authority to appoint, retain, compensate and terminate the independent registered public accounting firm. The Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, Edward R. McPherson, who is an independent director. In addition, the Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. The members of the Audit Committee are Mr. Temple, who serves as Chairman of the Committee, Dr. Faulkner, Mr. Kavanaugh, Mr. McPherson, Mr. McTeer, Mr. Stuart and Mr. Walker. The Audit Committee was formed in November 2007 in connection with our spin-off and did not meet before 2008. During 2007, the Audit Committee of our subsidiary, Guaranty Bank, met four (4) times.

Management Development and Executive Compensation Committee

The Management Development and Executive Compensation Committee (Compensation Committee) is responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the Board) the CEO’s compensation,

•	establishing the compensation philosophies, goals, and objectives for executive officers,

•	advising the Board on the performance, salaries, and incentive compensation of the executive officers,

•	establishing compensation plans for non-executive employees and approving annual bonus pools,

•	advising the Board with respect to employee benefit programs,

•	advising the Board with respect to equity and long-term incentive plans,

•	conducting an annual review of executive officer expense reports,

•	advising the Board regarding management succession and development plans,

•	conducting an annual review of executive officers’ personal usage of aircraft and company-owned facilities and equipment,

•	reviewing our practices and policies with respect to equal employment opportunities,

•	performing an annual performance evaluation of the Committee, and

•	preparing a compensation committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC.

The Executive Vice President, Chief Human Resources Officer and President and Chief Executive Officer recommend executive compensation amounts and programs to the Compensation Committee. Hay Group, Inc. (“compensation consultant”), a compensation consultant, is engaged by the Compensation Committee to provide market data regarding executive compensation and advice regarding proposed compensation programs and amounts. The Compensation Committee obtains specific data from the compensation consultant on an annual basis and at other times upon request. The Compensation Committee also invites a compensation consultant representative to attend meetings of the committee from time to time. The Compensation Committee meets with the compensation consultant representative in executive session periodically. Once the independent directors of the Board approve any compensation recommendations of the Compensation Committee, administration of the compensation programs is delegated to the Executive Vice President, Chief Human Resources Officer and President and Chief Executive Officer.

The members of the Compensation Committee are Mr. Kavanaugh, who serves as Chairman of the Committee, Mr. McPherson, Mr. Romero and Mr. Walker, all of whom are independent as defined in the NYSE corporate governance standards. The Management Development and Executive Compensation Committee was formed in November 2007 in connection with our spin-off and did not meet before 2008.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks among the members of the Board and no member of the Compensation Committee has a transaction reported under Director Independence; Certain Relationships and Related Transactions.

Nominating and Governance Committee

The Nominating and Governance Committee:

•	periodically reviews the structure of the Board to assure that the proper skills and experience are represented on the Board,

•	recommends nominees to serve on the Board of Directors,

•	reviews potential conflicts of prospective Board members,

•	recommends the size of the Board,

•	recommends the membership of the committees,

•	reviews corporate governance issues,

•	reviews stockholder proposals,

•	reviews outside directorships in other publicly held companies by senior officers of Guaranty,

•	acts in an advisory capacity to the Board of Directors regarding activities that relate to matters of public policy and the environment, issues of social and public concern, and significant legislative, regulatory and social trends, and

•	reviews director fees and expenses.

The Executive Vice President, Chief Human Resources Officer and President and Chief Executive Officer recommend director compensation amounts and programs to the Nominating and Governance Committee. The Nominating and Governance Committee anticipates engaging a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts. The Nominating and Governance Committee will obtain specific data from the compensation consultant on an annual basis and at other times upon request. The Nominating and Governance Committee will also invite a compensation consultant representative to attend meetings of the committee from time to time. The Nominating and Governance Committee will meet with the compensation consultant representative in executive session periodically. Once the full Board approves any director compensation recommendations of the Nominating and Governance Committee, administration of the director compensation program is delegated to the Senior Vice President, Director-Governance Administration and Shareholder Services, who serves as an officer of a subsidiary.

The members of the Nominating and Governance Committee are Dr. Faulkner, who serves as Chairman of the Committee, Mr. Biegler, Dr. McAlister, Mr. McTeer and Mr. Stuart, all of whom are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Corporate Governance Committee was formed in November 2007 in connection with our spin-off and did not meet before 2008.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of the business and affairs of the Company except:

•	matters related to the composition of the Board,

•	changes in the By-laws, and

•	certain other significant corporate matters.

The members of the Executive Committee are Mr. Jastrow, who serves as Chairman of the Executive Committee, Mr. Dubuque, Dr. Faulkner, Mr. McTeer, and Mr. Stuart. The Executive Committee was formed in November 2007 in connection with our spin-off and did not meet before 2008. The members of the Executive Committee of our subsidiary, Guaranty Bank, are Mr. Dubuque, who serves as Chairman, Mr. Jastrow, Dr. Faulkner, Mr. McTeer and Mr. Stuart.

Credit and Risk Oversight Committee of Guaranty Bank, a subsidiary

This is a board appointed committee of Guaranty Bank, a subsidiary, that oversees matters of credit and enterprise risk attributable to Guaranty Bank. The members of this Committee are Mr. Dubuque, who serves as Chairman of the Committee, Dr. Faulkner, Mr. McTeer and Mr. Stuart.

Board Meetings

The Board of Directors of the Company were designated in November of 2007 prior to the spin-off and did not meet prior to 2008. This 2008 Annual Meeting is the first stockholders meeting since the Company’s spin-off and the Board’s adoption of the Company’s Corporate Governance Guidelines. Each director will be required to attend at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she serves for the last full fiscal year. Health permitting, all Board members are expected to attend our annual meeting of stockholders. The Board plans to hold regularly scheduled executive sessions of the Board with only non-management directors present. The Board also plans to hold a session with only independent directors for each regularly scheduled Board meeting in 2008. The Non-Executive Chairman of the Board serves as presiding director to lead non-management executive sessions of the Board.

Communication with Directors

Stockholders and other interested parties may communicate with non-management directors by forwarding their written comments to an independent third party that has agreed to forward the comments to the Non-Executive Chairman with a copy to our General Counsel. As of the date of this proxy statement, such independent third party is The Network Inc. and such comments may be sent to:

The Network, Inc.
333 Research Court
Norcross, GA 30092
Attention: Call Center — Guaranty Financial Group Inc.

Alternatively, interested parties may send an email via web interface to The Network at www.tnwinc.com/webreport.

The current Non-Executive Chairman is Kenneth M. Jastrow, II. Any changes in the Non-Executive Chairman or the independent third party for purposes of communicating with the presiding director after publication of this proxy statement will be posted on our website at www.guarantygroup.com.

Director Compensation and Fee Schedule

The director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities and to better align director compensation with stockholder returns. Alignment with stockholders is emphasized through stock ownership requirements, an annual RSU, and the ability to receive RSUs in lieu of fees. We do not currently award stock options to our directors. The current program consists of the following compensation components:

•	annual retainer fees,

•	meeting fees, and

•	a RSU grant.

Our Director fee schedule is as follows:

Director Fee Schedule

Annual Retainer Fee	$50,000 (paid $12,500 per quarter)
Annual Non-Executive Chair Retainer	$250,000 (paid $62,500 per quarter)
Annual Audit Committee Chair Retainer	$15,000 (paid $3,750 per quarter)
Annual Other Committee Chair Retainer	$5,000 (paid $1,250 per quarter)
Meeting Fees	$1,500 for each meeting in excess of five per year for the Board of Directors; $1,500 for each meeting in excess of 5 per year for each Committee other than Guaranty Bank Credit and Risk Oversight Committee and Executive Committee
Annual Guaranty Bank Executive Committee Member Retainer	$12,000 (covers monthly meetings)
Annual Guaranty Bank Credit and Risk Oversight Committee Member Retainer (Board appointed committee of Guaranty Bank)	$15,000 (covers monthly meetings)
Annual Restricted Stock Unit Grant	$75,000

Mr. Dubuque will not receive any compensation for his service on our Board other than his compensation as an employee. Mr. Jastrow’s Non-Executive Chairman Retainer is not eligible for a match under the fee deferral plan described herein.

Non-employee directors may retire at any time, but must retire by the annual meeting following their 72nd birthday, unless their terms are extended upon approval of the Board of Directors. At the time of the spin-off, Mr. Temple’s retirement age was extended to age 75. In February 2008, the Board extended the retirement age of Mr. Kavanaugh and Mr. Stuart to age 75. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

We have computed the value of our director compensation program in accordance with SEC requirements. The fair value of RSUs was determined in accordance with Statement of Financial Accounting Standards No. 123(R). SFAS 123(R) requires us to calculate the value of the RSUs acquired through deferral of fees and match using the stock price on the date the fees are earned. However, directors do not receive any payment until they retire. At retirement, a director receives actual shares of common stock equal in value to the RSUs held in his or her account. The value of the shares received on the date the director retires may be different than the value of RSUs received at the time the fee is earned. For additional information see the section entitled “Fee Deferral Plan.”

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

					Change in Pension
					Value and
					Nonqualified
	Fees Earned or			Non-Equity	Deferred	All other
	Paid in Cash	Stock Awards	Option Awards	Incentive Plan	Compensation	Compensation
Name	($)(1)	($)	($)	Compensation ($)	Earnings ($)	($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

David W. Biegler	—	—	—	—	—	—	—
Kenneth R. Dubuque	—	—	—	—	—	—	—
Larry R. Faulkner(3)	$78,000	—	—	—	—	$2,500	$80,500
Kenneth M. Jastrow, II(4)	—	—	—	—	—	—	—
Robert V. Kavanaugh	$72,000	—	—	—	—	$9,500	$81,500
Leigh M. McAlister	$72,000	—	—	—	—	$2,500	$74,500
Edward R. McPherson	—	—	—	—	—	—	—
Robert D. McTeer	$88,500	—	—	—	—	$2,500	$91,000
Raul R. Romero	$72,000	—	—	—	—	$2,500	$74,500
John Stuart III	$96,000	—	—	—	—	$2,500	$98,500
Larry E. Temple(3)	$84,000	—	—	—	—	$8,500	$92,500
Bill Walker	$72,000	—	—	—	—	$2,500	$74,500

(1)	The cash fees shown in the table above were paid by Guaranty Bank, a subsidiary, to the directors who serve on its Board. The members of the Guaranty Board of Directors received no separate compensation in 2007.

(2)	Amounts include charitable donations made on behalf of directors and matching charitable donations. Prior to the spin-off from Temple-Inland in 2007, Guaranty directors were eligible to participate in the Temple-Inland Foundation’s matching gifts program. In 2007, Guaranty Bank made a $2,500 donation for a charity or education institution chosen by each of its directors.

(3)	Dr. Faulkner and Mr. Temple serve as directors on the Temple-Inland Board and earned compensation as directors of Temple-Inland for 2007 as follows:

Faulkner $215,122 Temple $221,586

(4)	Mr. Jastrow was an employee in 2007 and did not receive any compensation from us for his service on our Board.

Stock Ownership Guidelines

Directors are required to hold Guaranty stock valued at three (3) times their annual retainer fee under the Board’s stock ownership guidelines. This stock ownership policy is contained in our Corporate Governance Guidelines, which is available on our website at www.guarantygroup.com. Shares of stock owned by the directors and their immediate family members count toward this requirement. RSUs also count toward this requirement.

Mr. Dubuque, and Mr. Jastrow meet the stock ownership requirements. Mr. Biegler, Dr. Faulkner Mr. Kavanaugh, Dr. McAlister, Mr. McPherson, Mr. McTeer, Mr. Romero, Mr. Stuart, Mr Temple and Mr. Walker do not meet the stock ownership requirements, but have three years from their November 2007 election to the Board to comply with the ownership guidelines.

Fee Deferral Plan

Directors may participate in a fee deferral plan that encourages stock ownership. Instead of immediate payment in cash, directors may defer all fees into RSUs (a promise to make a payment measured by the value of our common stock) payable in our common stock at retirement. The RSUs will be credited quarterly based on the closing price of our common stock on regularly scheduled Board meeting dates. RSUs will have an aggregate value of 1.5 times the amount of fees deferred except for the Non-Executive Chairman Retainer which will have an aggregate value equal to the amount of fees deferred.

For example, assume a director defers fees on a date when our closing stock price is $12. The $12,500 quarterly fee times 1.5 equals $18,750 initial value. The $18,750 divided by the closing stock price of $12 on the date of deferral equals 1,562 RSUs. Fair market value in all cases is equal to the closing price of Guaranty stock on the NYSE on the applicable date. At retirement, the director would receive 1,562 shares of Guaranty common stock.

Directors who choose cash payment on a current basis instead of deferring their fees do not receive a match. The annual RSU grant is not matched. RSUs are vested when granted. Dividends will be in cash if and when paid to stockholders. At retirement, a director will be paid, in the form of a lump sum payment, the number of common shares equal to the number of RSUs credited to his or her account.

Acceleration of Payment of Deferred Compensation

The Directors’ Fee Deferral Plan provides for accelerating payment in the event the director’s service terminates due to a change in control or upon death. The plan administrator may accelerate payment upon the occurrence of an unforeseeable emergency as defined by the plan.

Charitable Contributions

Prior to the spin-off from Temple-Inland in 2007, Guaranty directors were eligible to participate in the Temple-Inland Foundation’s matching gifts program. The Guaranty Foundation, a tax-exempt foundation funded by contributions from Guaranty, was formed in October 26, 2007 and made no charitable donations on behalf of directors in 2007. Directors are eligible to participate in the Guaranty Foundation matching gifts program.

Insurance and Indemnification

Directors are covered under our business travel accident insurance policy for $100,000 while traveling on our business. Directors are also covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Non-employee directors are also eligible to purchase an umbrella liability insurance policy, at a group rate, under our insurance program through a subsidiary of Guaranty.

Executive Officers

The names, ages, and titles of our executive officers are:

Name	Age	Position

Kenneth R. Dubuque	59	Director, President and Chief Executive Officer
Robert B. Greenwood	62	Senior Executive Vice President and Chief Administrative Officer
Kevin J. Hanigan	51	Senior Executive Vice President and Chief Banking Officer
Ronald D. Murff	54	Senior Executive Vice President and Chief Financial Officer
Harold L. Shults, Jr.	53	Senior Executive Vice President, Insurance
Mark A. Crawford	47	Senior Executive Vice President, Chief Risk Officer
Karen J. Hartnett	59	Executive Vice President, Chief Human Resources Officer
Michael D. Calcote	45	Executive Vice President, Treasurer
Jerry W. Hickenbottom	65	Executive Vice President, Chief Information Officer
John W. Wessman	41	Executive Vice President, Chief Marketing Officer
Scott A. Almy	41	Executive Vice President, General Counsel & Secretary
Craig E. Gifford	39	Executive Vice President and Chief Accounting Officer

Kenneth R. Dubuque is our President and Chief Executive Officer. Information about Mr. Dubuque is included in our “Election of Directors” section.

Robert B. Greenwood serves as our Senior Executive Vice President and Chief Administrative Officer. He served as our Senior Executive Vice President, Lending from December 2007 until March 2008. He served as Senior Executive Vice President for Guaranty Bank’s commercial lending segment since April 2007, and led the lending function for Guaranty Bank beginning in 2002. He has managed various elements of corporate banking and commercial lending for Guaranty Bank since 1991. He has over 37 years of experience in the banking industry, including Bank One-Texas, Alliance Bank, First City National Bank, and Fannin Bank.

Kevin J. Hanigan serves as our Senior Executive Vice President and Chief Banking Officer. He served as our Senior Executive Vice President, Retail Bank from December 2007 until March 2008, a position he also held with Guaranty Bank from April 2007 until March 2008. Mr. Hanigan joined Guaranty Bank in 1996, and directed the corporate banking business for Guaranty Bank from 1999 to 2007. He has over 25 years of Texas banking experience, including Bank One-Texas and its predecessor organizations, Premier Bank in Houston, and Creekwood Capital Corporation in Houston.

Ronald D. Murff has served as our Senior Executive Vice President and Chief Financial Officer since July 2007, a position he has held with Guaranty Bank since April 2007. Mr. Murff served as President of Guaranty Bank’s retail banking segment from 2001 to 2007, and his prior experience with Guaranty Bank and Temple-Inland was as subsidiary Chief Financial Officer. Mr. Murff served in various financial and control positions with two Texas thrifts, and began his career with Peat, Marwick, Mitchell & Co.

Harold L. Shults, Jr. serves as our Senior Executive Vice President, Insurance since December 2007. He has served as Senior Executive Vice President, Insurance of Guaranty Bank since April 2007, and has managed Guaranty Insurance Services, Inc. since 1995. He joined Temple-Inland in 1992 with Guaranty Insurance Services, Inc.’s predecessor company, Timberline Insurance.

Mark A. Crawford serves as our Senior Executive Vice President, Chief Risk Officer since December 2007. He has served as Chief Risk Officer of Guaranty Bank since 2001. He was Guaranty Bank’s Chief Credit Officer from 1998 to 2001, and Asset Review Manager from 1993 to 1998. Previously, Mr. Crawford worked with the Office of Thrift Supervision and with the Federal Reserve Bank of Dallas.

Karen J. Hartnett serves as our Executive Vice President, Chief Human Resources Officer since December 2007, a position she has held with Guaranty Bank since 2006. Prior to joining Guaranty Bank, Ms. Hartnett was an independent consultant since 2001. Ms. Hartnett was Chief Human Resources Officer for Bank United in Houston from 1991 until its sale to Washington Mutual in 2001, and during her 35-year career, she has worked with NCNB Corporation, First Republic Bank of Texas, Equimark, Zale Corporation and Mobil Oil Corporation.

Michael D. Calcote serves as our Executive Vice President, Treasurer. He served as Chief Financial Officer of Guaranty Bank from 2003 to 2007 and Treasurer of Guaranty Bank from 2000 to 2002. Mr. Calcote previously served in various capacities in investments and asset liability management since joining Guaranty Bank in 1990. His prior experience was with the Office of Thrift Supervision.

Jerry W. Hickenbottom serves as our Executive Vice President, Chief Information Officer since December 2007, a position he has held with Guaranty Bank since joining the bank in 2002. His 40-plus year career includes positions with Price Waterhouse, Gibraltar Savings in California as Chief Information Officer, and Security Pacific Bank in California and Norwest Banks in Minnesota in various technical management positions.

John W. Wessman serves as our Executive Vice President, Chief Marketing Officer since December 2007, a position he has held with Guaranty Bank since 2006. He previously served in a similar capacity with Encore Bank in Houston from 2000 to 2006. His financial services career includes positions with Invest Financial Corporation, AmSouth Bank, and First American National Bank of Nashville. Additionally, he worked for 6 years with McKinsey & Company.

Scott A. Almy serves as our Executive Vice President, General Counsel and Secretary. Mr. Almy joined Guaranty Bank in 1994 and has served as Guaranty Bank’s General Counsel and Secretary since 1999. He has also served as our General Counsel and Secretary since 2003.

Craig E. Gifford serves as our Executive Vice President and Chief Accounting Officer since December 2007. He has served as Controller of Guaranty Bank since joining the bank in 2003. Prior to that, Mr. Gifford worked for Ernst & Young LLP from 1990 to 2003, where he specialized in financial institutions and financial instruments.

The Board of Directors annually elects officers to serve until their successors have been elected and have qualified or as otherwise provided in our By-laws.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation disclosed for our Named Executive Officers (collectively, the “Named Executive Officers”) in this Compensation Discussion and Analysis is based on compensation earned as an officer or employee of Temple-Inland’s Financial Services business segment for the 2007 fiscal year. Effective December 28, 2007, we were spun-off by Temple-Inland as a stand-alone publicly traded company. More detailed information about our spin-off is available in our Information Statement filed with the SEC as part of an 8-K on December 14, 2007 and on our website www.guarantygroup.com.

Our Compensation Discussion and Analysis contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and you should not take them to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Compensation Summary

We have separated our discussion of executive compensation into the following sections:

•	Compensation Philosophy and Objectives

•	Governance Oversight Practices

•	Compensation Methodology

•	Compensation Consultant; Compensation Setting Process; CEO Compensation

•	Benchmarking and Peer Group

•	Elements of Compensation

•	Supplemental Executive Retirement Plan (SERP), 401(k) Plan and Perquisites, etc.

What is our compensation philosophy? What are our compensation objectives?

Our executive compensation program is designed to attract and retain high-performing executives and to motivate and reward our executives for superior performance of specific corporate and individual goals. Prior to our spin-off from our former parent company, Temple-Inland, the compensation program for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for the year ended December 31, 2007 was designed to reflect their duties and responsibilities as division management for our former parent company. The program was also designed to reflect the size, scope and nature of our business as it related to our former parent company’s other businesses.

In determining the form and amount of compensation payable to our Named Executive Officers, we are guided by the following objectives and principles that reflect our position as a stand-alone company following the spin-off:

•	Compensation should tie to performance. A meaningful portion of total compensation is tied to and varies with our financial, operational and strategic performance, including earnings per share and return on equity, as well as individual performance.

•	Compensation should encourage and reward the achievement of short-term and long-term corporate goals and strategic initiatives. From time to time, our Board and management set specific short-term and long-term corporate goals and strategic initiatives pertaining to earnings growth and improvement to both line of business and overall performance.

•	Compensation should align executives’ interests with our stockholders’ interests. The use of equity-based compensation as part of our overall compensation program encourages our Named Executive Officers to focus on long-term growth and performance and to manage our Company from the perspective of our stockholders.

Our executive compensation objectives are closely tied to our management’s strategic plan, and our compensation program contains multiple elements, including cash and equity-based compensation that is tied to performance goals:

•	Base salaries are intended to be paid competitive to market at the 50th percentile or higher.

•	Annual cash bonuses are targeted to deliver above-average market pay levels for achievement of annual goals that exceed plan performance. Bonus amounts are generally determined based on improvements in year over year pre-tax operating return on assets, or ROA, and earnings growth, as well as progress toward meeting strategic initiatives. We tie annual cash bonus amounts to operating measurements to motivate executives to improve our operating performance and earnings per share.

•	Stock awards generally contain a vesting element tied to the achievement of a cumulative average three-year after-tax return on equity, or ROE, level for 50% of the stock awarded. The remaining 50% vests based on continued service over four years, except for the Company’s top 12 executives, which include the Named Executive Officers. For these twelve employees, the remaining 50% vests over four years based on the annual achievement of minimum after-tax earnings.

The alignment of goals and specific performance measurements are designed to focus executives’ attention on factors that lead to maximizing returns to our stockholders. Our SIP includes forfeiture provisions for voluntary employment termination, other than death or disability, in order to encourage retention. Our change in control agreements are intended to encourage our executives to continue to work in the best interests of our stockholders and are intended to alleviate executives’ personal financial concerns during any potential change in control.

What are our governance practices regarding compensation oversight?

Our governance practices divide responsibility for compensation oversight into three levels:

• Stockholders:	Stockholders approve all stock incentive plans. We do not have any stock plans that are not stockholder-approved.
• Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Committee will establish our compensation philosophy, and they will delegate responsibility for the design and management of compensation and benefit programs to the CEO and his delegates. Such programs will be designed to be competitive and attractive in the financial services marketplace, and they will operate to attract, retain, reward and motivate employees.
The Compensation Committee makes a recommendation and the independent members of the Board of Directors have final approval authority for the salary, annual cash bonus, long-term incentive awards and any special benefit programs for our Named Executive Officers. Though designated members of management work closely with the Compensation Committee to provide recommendations and performance information to support the committee’s decision process, at no time does management participate in discussions of their own compensation.
• Management:	The Compensation Committee requires that the CEO and his delegates maintain all health and welfare plans, defined contribution plans, and other programs established for our employees within the bounds of good practice and established legal or regulatory requirements. A benefits investment committee, composed of members of management, are designated under the terms of the 401(k) Plan by the plan administrator, the President and Chief Executive Officer or the Board of Directors to oversee 401(k) defined contribution plan matters. This benefits investment committee reports annually to the Board.

Does the Compensation Committee use a compensation consultant?

Yes. The Compensation Committee has authority under its charter to retain outside consultants to provide assistance, and our Compensation Committee currently uses a compensation consultant.

We recently completed our spin-off from our former parent company in December 2007. All of the compensation practices that were in place during 2007 were established by our former parent company before the spin-off. We worked with Hewitt Associates, LLC (“Hewitt”) and Temple-Inland executive compensation management prior to the spin-off to assess our compensation practices relative to that of the market and our competitors.

Our Compensation Committee engaged Hay Group, Inc. as its independent compensation consultant for 2008. The consultant’s role is to advise the Compensation Committee on all executive compensation matters. In this role, the consultant reports directly to the Compensation Committee and attends the regularly scheduled meetings of the Compensation Committee. The Compensation Committee requested the compensation consultant to initiate a review and assessment of our executive compensation program, including total compensation and individual pay components (e.g., base salary, bonus and equity compensation) of each of the Named Executive Officers. Our

Compensation Committee directed the compensation consultant to identify a peer group of growth-focused financial institutions, provide comparative data with respect to these peer companies from a financial and compensation perspective and provide recommendations regarding our overall compensation program for our executive officers, including our Named Executive Officers. In addition, the compensation consultant will assist us in the collection of historical compensation data and provide annual market data on cash elements as well as long-term incentive awards that is drawn from publicly available information and peer companies’ survey data. Our Compensation Committee considers the data and recommendations provided by the compensation consultant and input from management in the total mix of information used to develop our compensation program, but the final executive compensation recommendations are made by our Compensation Committee to the independent members of the Board of Directors for approval.

What is our compensation setting process?

The Compensation Committee recommends to the independent members of the Board of Directors for approval all compensation decisions for the Named Executive Officers, including the grant of equity awards. Our CEO provides recommendations to the Compensation Committee for consideration with respect to the compensation decisions for the other Named Executive Officers. The CEO is assisted in the development of the pay recommendations by our Executive Vice President, Chief Human Resources Officer. The compensation consultant provides recommendations to the Compensation Committee for consideration with respect to the compensation decisions for the CEO. The Compensation Committee annually reviews and recommends to the Board for approval the compensation decisions with respect to the Named Executive Officers to help ensure such persons are fairly compensated based upon their performance and contribution to the Company’s growth, profitability and total stockholder return and that such compensation decisions support the Company’s objectives and stockholder interests.

How is the CEO’s performance evaluated? Who determines CEO compensation?

Prior to our spin-off, the members of our Board of Directors served on the Board of Directors for Guaranty Bank, then a subsidiary of Temple-Inland. The Guaranty Bank Board completed an evaluation of Mr. Dubuque’s performance based on information confidentially compiled from each bank Board member. The evaluation addressed, among other things, financial performance and non-financial goals such as leadership, ethics, strategic planning, succession planning, human capital management, communications, and Board relations. The CEO’s compensation for 2007 was determined by the Temple-Inland Compensation Committee based on a formula that compared return on investment to earnings before interest and taxes.

We will employ a similar process as a stand-alone company beginning in 2008. Our Board of Directors will complete an evaluation of the CEO based upon information confidentially compiled from each Board member. The evaluation criteria will remain the same as outlined above, and shall also include an investor relations assessment category. The information will be provided to the Compensation Committee. Our independent directors, based on recommendations from the Compensation Committee and a recommendation from our compensation consultant, will determine the CEO’s total compensation, consistent with the terms of his employment agreement.

Do we use benchmarking in compensation decisions? Who is our Peer Group?

We understand that our parent company obtained benchmarking data from their compensation consultant, Hewitt, to assist them in making compensation decisions for our CEO during 2007. However, our other NEOs were division executives during 2007 for our former parent, and they were not part of the Temple-Inland benchmarking study. Prior to the spin-off, we worked with Hewitt to develop a peer group of companies that could be used as preliminary benchmark comparators for the other four NEOs. Following the spin-off, our management and Hay Group, Inc. developed a compensation peer list from which our compensation decisions for 2008 could be benchmarked (the “Compensation Peer Group”). The development of the Compensation Peer Group was driven by analyzing the following factors:

•	publicly traded bank domiciled in the United States;

•	growth orientation;

•	geographic presence, as defined by branch locations;

•	compensation policies consistent with our strategic plan; and

•	size, as defined by assets under management, and business model.

While the Compensation Peer Group differs from the financial peers with whom we may compare financial performance, we believe that the growth-focus of the Compensation Peer Group makes that group more relevant for purposes of our compensation benchmark analysis. A listing of the Compensation Peer Group is shown below, and those companies that also appear in our financial peer group are asterisked.

BMO Harris Bankcorp, Inc.	HSBC USA Inc.
BOK Financial Corp*	Hudson City Bancorp, Inc.
City National Corp.*	Iberia Bank Corp.
Colonial BancGroup, Inc.*	M&T Bank Corp.
Comerica Inc.	Marshall & Ilsley Corp.
Commerce Bancshares, Inc.*	National City Corp.
First Citizens BancShares, Inc.*	New Alliance Bancshares, Inc.
TD Banknorth Inc.

Our Compensation Committee has reviewed and approved the Compensation Peer Group and expects that this list will continue to be evaluated and adjusted in future years. In developing recommendations for Named Executive Officer compensation for 2008, our Compensation Committee utilized the Compensation Peer Group data as guidance for determining total compensation, targets and the mix of compensation elements (for example, base salary, annual bonus and long-term incentives), but focused on earnings growth as the primary driver for setting targets and making awards for each Named Executive Officer. The peer companies’ information was a reference point, but not the determining factor, in this regard.

We aim to target the total compensation to be paid to each of the Named Executive Officers between approximately the 50th and 75th percentiles of total compensation paid to similarly situated executive officers of the companies comprising the Compensation Peer Group, as adjusted for size. Our policy for allocating total compensation between base salary and incentive awards is to position base salary compensation at approximately the 50th percentile of base salary compensation paid to similarly situated executive officers of the companies comprising the Compensation Peer Group and total compensation at the 75th percentile of total compensation paid to similarly situated executive officers of the companies comprising the Compensation Peer Group. We believe that this allocation properly reflects our emphasis on linking the incentive compensation to Company performance and results.

We expect to continue to employ several methods to benchmark our executive compensation practices against other companies, including:

•	using publicly available market surveys to match the roles of our Named Executive Officers to roles in the surveys;

•	conducting total compensation studies and seeking input from our compensation consultant regarding the accuracy and appropriateness of the studies;

•	asking our compensation consultant to assist us with establishing a budget for overall long-term incentive awards and providing guidance for the total compensation for the Named Executive Officers; and

•	evaluating the base salary, annual incentive awards, and long-term incentives provided to the Named Executive Officers of the companies in our Compensation Peer Group.

What are our elements of compensation?

The compensation program for our Named Executive Officers consists of the following components:

•	Base salary;

•	Annual cash-based incentive awards;

•	Stock incentive awards; and

•	Employee benefits and other perquisites, including change in control agreements.

How are the elements and mix of compensation determined?

The 2007 compensation program for our Named Executive Officers was influenced by our role as a subsidiary of Temple-Inland. The 2007 program rewarded executives responsible for managing businesses from distinctly different industries. Each of those distinct businesses contributed towards the aggregate performance of the parent company. However, since our company was not yet a stand-alone company, the long-term incentive component of executive compensation for 2007 was comprised of Temple-Inland stock, the performance of which was only partially influenced by our Company. We believe that this contributed towards an executive compensation program which placed greater emphasis on annual cash bonus compensation, which was more directly influenced by our Company’s individual performance, as opposed to the performance of our parent company.

For 2008, our Compensation Committee desires to align the compensation mix for our Named Executive Officers with total stockholder return. Our Compensation Committee intends to utilize a higher percentage of equity-based compensation and a lower percentage of cash bonuses in relation to total compensation. The table below reflects compensation prior to the spin-off for our Named Executive Officers (other than our President and CEO) as well as the approximate compensation mix that we intend to gradually achieve following the next several compensation cycles.

Element of Compensation	Pre-Spin-off	Post-Spin-off

Base Salary	30%	30%
Annual Cash Bonus	50%	30%
Long-Term Incentive	20%	40%

Our compensation program generally utilizes the same metrics and competitive market analysis for each Named Executive Officer. While the total amount of compensation to each Named Executive Officer will vary according to specific job responsibilities, the measurement criteria is identical and is based on Company-wide measurements.

What are our base salaries? How are salaries determined?

In August 2007, our CEO’s salary was increased, effective January 1, 2008, pursuant to his employment agreement described below. In February 2008, our Compensation Committee approved base salary increases, also effective January 1, 2008, of our other Named Executive Officers to remain competitive with market practices, support executive recruitment and retention objectives and establish relative internal equity among Named Executive Officers. These increases are intended to reflect the additional responsibilities that are associated with the new roles of our Named Executive Officers as managers of a stand-alone, publicly-traded company. In addition, we believe these increases are consistent with the practice among our competitors as reflected in the Compensation Peer Group analysis described above.

Executive	2007 Salary	2008 Salary

Kenneth R. Dubuque	$450,000	$650,000
Ronald D. Murff	$270,000	$400,000
Robert B. Greenwood	$275,000	$425,000
Kevin J. Hanigan	$270,000	$375,000
Harold L. Shults, Jr.	$250,000	$275,000

Our Compensation Committee strives to maintain salaries at competitive levels considering an individual’s performance and contributions to our success. To ensure that our compensation remains competitive, the Compensation Committee from time to time will review information from independent surveys of peer group companies. Since the acquisition and retention of top-quality talent is imperative to our success, such survey reviews will be national in scope. The Compensation Committee will also periodically request data be compiled by the compensation consultant to establish a relationship between compensation and earnings from the Compensation Peer Group companies, from which a market value of pay can be calculated. The compensation consultant may use a statistical technique known as regression analysis to qualify the comparisons from the Compensation Peer Group. Salaries will be reviewed periodically. In making its salary decisions, the Compensation Committee will place its emphasis on the particular Named Executive Officer’s experience, responsibilities, and performance. No specific formula will be applied to determine the weight of each factor. Our Compensation Committee intends to use incentive bonus awards rather than base salary to reward outstanding performance.

Do we have annual cash-based incentive awards?

Yes. We have adopted an incentive bonus plan in which our Named Executive Officers participate. Under the bonus program, the Named Executive Officers are eligible to receive a bonus payment if performance meets pre-established performance criteria. The Compensation Committee retains discretion to pay less than the amount indicated by any bonus formula that is adopted. The Compensation Committee does not have the discretion to increase payments after the performance criteria have been established for the performance period. In general, bonus criteria for the Named Executive Officers relates to the achievement of our overall goals, which are approved by the Compensation Committee. For 2008, the Compensation Committee has established target bonus levels for each of the Named Executive Officers based on the achievement of performance goals relating to pre-tax operating ROA, growth in loans, core deposits and fees, and other specified strategic initiatives.

Do we have stock incentive awards?

In February 2007, our Named Executive Officers received stock incentive awards under the terms and conditions of the Temple-Inland Stock Plan. The amounts and value of those awards are categorized in the compensation tables below. The selection of award recipients from our Company was made by our CEO, and the size and composition of the final awards was approved by Temple-Inland’s Compensation Committee. As reflected in the tables below, our CEO received a special award from Temple-Inland in May 2007 (please refer to the “What were the compensation actions in preparation for spin-off?” section below for further discussion regarding this award).

At the time of the spin-off from Temple-Inland, we adopted the SIP, an incentive stock plan. For performance-based equity grants, we will use performance metrics that are appropriate for the size, scope and industry of our Company. From time to time, we may grant equity awards to our Named Executive Officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, and/or for promotional recognition. We do not have a program, plan, or practice specifically designed to coordinate the grant of ad hoc awards with the release of information about us. We have adopted a process to standardize the grant dates for our equity awards and to ensure that there is no potential discretion in selecting the timing of the awards and specific grant dates.

Our Compensation Committee has the authority to recommend grants of various types of awards to employees under the SIP. All SIP award recommendations of the Compensation Committee are subject to ratification by the independent members of the Board. These types of awards include stock options, stock appreciation rights, restricted stock, RSUs, performance units, other stock-based awards or any combination of those awards. The SIP provides that awards may be made under the SIP for ten years following the spin-off. The maximum number of shares that can be granted to an employee during any calendar year under the SIP is the number of shares that do not exceed $3 million based on the Company’s closing stock price on the NYSE on the date of grant.

Stock options.  Subject to the terms and provisions of the SIP, options to purchase our common stock may be granted to eligible individuals at any time and from time to time as recommended by our Compensation Committee. Options may be granted as incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the Code), or as non-qualified stock options. Subject to the limits provided in the SIP, our Compensation Committee recommends the number of options granted to each recipient. Each option grant will be evidenced by a stock option agreement that specifies whether the options are intended to be incentive stock options or non-qualified stock options and such additional limitations, terms and conditions as our Compensation Committee may recommend.

The exercise price for each option granted is determined in accordance with the method as defined in the SIP, except that the option exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant. All options granted under the SIP will expire no later than ten years from the date of grant.

The method of exercising an option granted under the SIP will be set forth in the stock option agreement for that particular option.

The SIP provides that a stock option agreement evidencing the award of stock options may contain limitations on the exercise of options under certain circumstances upon or after the termination of employment or in the event of death or disability. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of non-qualified stock options, as otherwise expressly permitted. The granting of an option does not afford the recipient the rights of a stockholder, and such rights accrue only after the exercise of an option and the registration of shares of our common stock in the recipient’s name.

Restricted stock.  The SIP provides for the award of shares of our common stock that are subject to forfeiture and restrictions on transferability, or Restricted Stock, as set forth in the SIP and as may be otherwise recommended by our Compensation Committee. Except for these restrictions and any others imposed, upon the grant of Restricted Stock the recipient will have rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends and other distributions paid or made with respect to the Restricted Stock. During the restriction period, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the Restricted Stock. Any award of Restricted Stock will be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of service or performance goals recommended by our Compensation Committee.

Restricted stock units.  The SIP authorizes our Compensation Committee to recommend that the Board of Directors grant RSUs. Restricted stock units are not shares of common stock and do not entitle the recipients to the rights of a stockholder, but rather entitle the holder upon their settlement to the value of one share of our common stock. Restricted stock units granted under the SIP may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber RSUs granted under the SIP prior to their vesting. Restricted stock units will be settled in cash, in an amount based on the fair market value of our common stock on the settlement date. Any award of RSUs will be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of certain service or performance goals recommended by our Compensation Committee.

Performance units.  The SIP provides for the award of performance units. The payment of the value of a performance unit is conditioned upon the achievement of performance goals applicable to the grant and may be paid in cash, shares of our common stock, or a combination thereof. The maximum value of the cash that may be paid to a participant pursuant to a performance unit granted in any year is $5 million.

Other stock-based awards.  The SIP also provides for grants of other stock-based awards under the plan with terms recommended by our Compensation Committee.

Performance goals.  The SIP provides that performance goals may be established by the Compensation Committee in connection with the grant of Restricted Stock, RSUs, performance units or other stock-based awards. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code, such goals shall be based on the attainment of specified objective goals that the Compensation Committee recommends. Performance goals may be absolute in their terms or measured against or in relationship to other companies. Performance goals may be particular to an award recipient or the department, branch, affiliate, or division in which the participant works, or may be based on the performance of the Company, one or more affiliates, or the Company and one or more affiliates, and may cover such period as the Compensation Committee may specify. Such performance goals will be set by our Compensation Committee within the time period and other requirements prescribed by Section 162(m) of the Code and the regulations promulgated thereunder.

2008 grants.  In February 2008, our Compensation Committee recommended approval of annual stock incentive awards of Restricted Stock to the Named Executive Officers. In order to further focus the efforts of our Named Executive Officers on our immediate and long-term success following the spin-off, our Compensation Committee recommended approval of special one-time stock incentive awards of Restricted Stock to the Named

Executive Officers. These recommendations were approved by the independent directors of the Board, and are described in the table below:

	Annual Long-Term	Special One-Time
	Incentive Grant (as a	Launch Grant (as a
	Percentage of Base	Percentage of Base
Executive	Salary)	Salary)

Kenneth R. Dubuque	200%	50%
Ronald D. Murff	150%	50%
Robert B. Greenwood	150%	50%
Kevin J. Hanigan	150%	50%
Harold L. Shults, Jr.	100%	50%

We believe that the use of stock incentive awards properly aligns the focus of our Named Executive Officers with stockholders’ interests. We also believe that there exists a high correlation between officer retention and the granting of stock incentive awards that vest over a multi-year timeframe. Each of the stock incentive awards to the Named Executive Officers includes a vesting requirement with respect to 50% of the award, which is tied to improvement in the average after-tax ROE over a three-year period. In addition, the stock incentive awards for the Named Executive Officers have a minimum threshold of annual after-tax earnings that must be met in each of four years in order to earn the remaining 50% of their award. We believe that these two performance criteria create a clear focus for the Named Executive Officers to increase shareholder value. We believe that significant improvement in our ROE should lead to successful achievement of our strategic initiatives.

What are our stock option governance practices?

Our policy for setting the timing of stock option grants does not allow executives to have any role in choosing the price of their options or other stock awards. We do not “back date,” “spring load” or reprice options or other stock awards. Our general practice is to make annual grants each year at the February Board meeting. The Compensation Committee makes a recommendation and the independent members of the Board of Directors have final approval authority of awards, including the specific number of shares granted to specific individuals. These grants are valued at the closing price of our common stock on the NYSE on the Board meeting date. On occasion, newly hired high-level employees may be granted awards in connection with the start of their employment other than at the February Board meeting. Any such grants are priced at the closing price of our common stock on the NYSE on the date of the Board meeting at which the award is approved. We do not have any program, plan or practice to time option grants or other stock awards in coordination with the release of material non-public information nor do we time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Are executives required to meet stock ownership guidelines?

Yes. To further align our executives’ financial interests with those of our stockholders, we have adopted the following minimum stock ownership guidelines for our Named Executive Officers:

Value of Ownership of Stock as a Multiple of Annual Salary

Position	Multiple of Salary

President and CEO	5x
Other Named Executive Officers	3x

Shares owned by the executive and their immediate family members, shares held in our 401(k) plan and restricted stock and performance stock units will count toward the ownership guidelines. Our Named Executive Officers will have the later of five years (1) following the spin-off or (2) following the date on which they were initially elected as an officer of the Company to meet the stock ownership guidelines.

Do our Named Executive Officers participate in a 401(k) plan?

Yes. Prior to the spin-off, our Named Executive Officers participated in the Temple-Inland Financial Services Savings and Retirement Plan, our former parent’s plan. Following the spin-off, the plan name was changed to the Guaranty Financial Group Inc. Savings and Retirement Plan and our Named Executive Officers continue to participate in this plan. Guaranty became the plan sponsor and adopted a new matching formula — for each dollar that an employee, including a Named Executive Officer, contributes to his or her 401(k) account, we contribute a match of $2 up to 2% of the employee’s compensation and we match 100% of each of the next 2% of an employee’s compensation that is contributed to the plan, plus a discretionary profit sharing contribution of up to 2% based on achieving certain profitability targets. The match is vested 100% after two years of employment. Our 401(k) plan does not grant extra years of credited service to executives.

Do we offer a SERP?

Yes. Prior to the spin-off, our Named Executive Officers participated in the Guaranty SERP. Following the spin-off, our Named Executive Officers participate in our SERP. The Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2007, this limit was $225,000 and in 2008 this limit is $230,000. If we make a discretionary profit sharing contribution to the 401(k) plan, we will credit under a SERP an amount equal to 2% of the executive’s pay in excess of this limit. The SERP, which is not a tax qualified plan, will be unfunded and contains a provision for acceleration of payment in the event of a change in control. The SERP does not cover pay that is based on commissions.

Do our Named Executive Officers receive perquisites?

Yes. In 2008, our Named Executive Officers receive payments for premium costs under an umbrella liability policy with coverage of $5 million, and we reimburse the cost of premium for Long Term Disability coverage at 70% level coverage in our Health and Welfare Plan (described below). Our Named Executive Officers also receive a $5,000 allowance annually to cover the cost of a comprehensive physical examination because the Compensation Committee believes that there is a significant value and protection to our Company in assuring that our Named Executive Officers receive annual comprehensive physical examinations.

We do not provide personal use of aircraft, reimbursement for dues to luncheon or country clubs, or car allowance to our Named Executive Officers. Exceptions may be considered relating to the personal use of aircraft by our Named Executive Officers due to an extenuating circumstance, which will be disclosed and reviewed by our Board of Directors and will be accounted for in accordance with IRS regulations.

Do we offer health and welfare benefits?

Yes. We offer the same health and welfare benefits to our Named Executive Officers as we do to all of our employees. These benefits include medical, dental, vision, life insurance, salary continuation for short-term disability, long-term disability, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and employee assistance program.

Do we offer change in control agreements?

Yes. We have entered into change in control agreements with our Named Executive Officers and other executives. The CEO is party to an employment agreement whose terms are summarized below under “ What were the Compensation Actions in Preparation for the Spin-off — Employment Agreement,” which contains change in control protections. We believe that the change in control agreements will help us to attract and retain our Named Executive Officers by reducing the personal uncertainty that arises from the possibility of a change in control of our Company. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs. To enable our Named Executive Officers to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to Named Executive Officers whose employment terminates as a result of a change in control. These agreements generally require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

For the first two years following the spin-off, however, only a qualifying termination of employment (as defined in the agreements) is required for the Named Executive Officers with change in control agreements because we assumed the responsibility for their Temple-Inland change in control agreements at the spin-off. Mr. Dubuque had a severance contract with Temple-Inland requiring payment of three times his compensation and all other Named Executive Officers had severance contracts with Temple-Inland requiring payments of twice their compensation upon a qualifying termination of employment following a change in control of Temple-Inland.

In February 2008, our Compensation Committee recommended and the independent directors approved a change in control agreement to supplement the existing change in control agreements for the Named Executive Officers. Under the existing change in control agreement, if a Named Executive Officer were to experience a qualifying termination of employment, he or she would be entitled to, among other things, a severance payment of two times salary and bonus, two years of continued health and welfare benefits and perquisites and two years of service credits for certain benefits. Under the supplemental agreement, upon such a qualifying termination of employment, the officer would be entitled to a severance payment of one times salary and bonus, one year of continued health and welfare benefits and perquisites and one year of imputed service credits. This is in addition to the payments and benefits the Named Executive Officer would receive under the existing change in control agreement. The supplemental change in control agreement requires the executive to sign a release in order to receive the additional benefits and pay set forth in the agreement. Although the supplemental agreements are not yet effective, we anticipate that the Named Executive Officers will enter into the supplemental change in control agreements. Mr. Dubuque’s agreement remains as stated above.

The amount of severance and benefits under the change in control agreements was determined based on competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a large percentage of their personal wealth dependent on the status of our Company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

Do we offer any severance benefits for executives whose employment terminates?

Severance benefits are generally negotiated with a particular executive and the amount depends on the circumstances of his or her departure. The CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements discussed above.

Do we have a policy on “clawback” of compensation?

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate in the circumstances.

What is our tax deductibility policy?

Section 162(m) of the Code generally limits the tax deductibility of compensation of the CEO and the three other most highly compensated executive officers (other than the CFO) of a publicly-held company to $1 million per executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We intend that compensation paid to our Named Executive Officers not be subject to the limitation on tax deductibility under Section 162(m) of the Code so long as this can be achieved in a manner consistent with our other compensation objectives.

What is the accounting and tax treatment of each form of compensation?

For accounting purposes, salaries, bonuses, the fair value of stock based compensation and other benefits are charged to expense as earned. For tax purposes, salaries, bonuses and other benefits are taken as a tax deduction when paid to the executive or contributed to a tax-qualified retirement plan subject to the Section 162(m) limitation described above. For tax purposes, stock based compensation awards are generally taken as a tax deduction when the award is vested or exercised by the executive.

Do we use tally sheets?

Yes, tally sheets for each of the Named Executive Officers are reviewed by the Compensation Committee and the independent directors of the Board for compensation each year. These tally sheets list the executive’s salary, proposed bonus and stock awards, and the 401(k) matching contribution, SERP retirement, health and welfare benefits.

What are the roles of executive officers in determining compensation?

Our Compensation Committee which is composed entirely of independent directors reviews our compensation programs and philosophies. Our Executive Vice President, Chief Human Resources Officer and President and Chief Executive Officer provide information to the Compensation Committee. These executives consult with the other executive officers about compensation amounts for executives and other employees who report to them. The Compensation Committee makes a recommendation and the independent members of the Board of Directors have final approval authority of all compensation plans. The President and CEO does not participate in discussions regarding his own compensation.

The Compensation Committee establishes, administers, and approves bonus programs for non-executive employees and approves the aggregate amount of bonus pools for each business segment. Each executive officer recommends individual bonus amounts for employees under his or her direction, and the Senior Executive Vice President or Executive Vice President in charge of the applicable business segment approves the individual amounts.

The Compensation Committee makes a recommendation and the independent members of the Board of Directors have final approval authority of all stock award recipients and the amount of each award. No executive is involved in setting the exercise price of the awards.

The Compensation Committee has delegated to the President and CEO the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other employees. Our benefit programs require executives who earn more to pay more for their benefits.

The Compensation Committee has also delegated to certain of our Company’s management the responsibility to maintain the tax qualification status of the 401(k) plans, to approve 401(k) plan provisions and formulas and to oversee its administration. In addition, an investment committee is appointed and the members of this committee oversee the investment of 401(k) plan fund choices. The investment committee reports annually to the Board.

Do we pay dividends on restricted stock? If so, why?

Yes. Our Compensation Committee has recommended and the Board has ratified the payment of regular quarterly dividends on restricted stock equivalents based on dividends paid on our common stock. The restricted stock is treated by us as owned by the executive on the grant date and awards are subject to forfeiture if the executive leaves before the vesting period is over or minimum performance criteria is not met. Therefore, the executive receives the benefit of dividends until such time as he or she forfeits the stock. In that way, the executive is treated as though he or she is a stockholder, which aligns his or her interest with our stockholders. It is also a retention incentive, because executives will have to weigh the possibility of losing the dividends if they do not stay through the vesting period.

Are there mandatory holding periods for stock acquired through exercise of options?

Yes. Our executive officers are required to hold 100 percent of the net shares acquired through the exercise of options in Guaranty stock until they meet our ownership guidelines. The Compensation Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not making adequate progress toward meeting the stock ownership guidelines or does not retain the required level of net shares acquired through the exercise of options in our stock.

Are gains from prior stock awards considered in setting other benefits?

No. Gains from exercising stock options, the vested value of restricted stock, RSUs or performance stock units, or dividends on restricted stock or performance stock units are not considered in setting other benefits such as life insurance, or disability benefits.

Do we offer a charitable contribution program?

Yes. Prior to the spin-off eligible employees participated in the Temple-Inland Foundation matching gifts program, which matched donations made by employees and directors 3-for-1 for the first $1,000; 2-for-1 for the next $1,000; and 1-for-1 for the next $1,000, for total possible matching donations of up to $6,000 per person. Following the spin-off, full-time employees, including our Named Executive Officers, with at least one year of service are eligible to participate in the Guaranty Foundation Matching Gifts Program. Our non-employee directors are also eligible to participate in this program. Contributions must be at least $25 up to a maximum of $2,500. The Guaranty Foundation will match each dollar contributed, on a dollar-for-dollar basis, up to $2,500 in total each year for each qualifying full-time employee. For example, on a $1,000 contribution to a qualified charitable organization, Guaranty Foundation will match that gift, on a dollar-for-dollar basis, increasing the total gift to $2,000. Contributions must be made individually from personal funds and pooling of contributions is not permitted.

What were the compensation actions in preparation for the spin-off?

Base salary.  The increase in our CEO’s salary was a term of his employment agreement described below and became effective January 1, 2008.

Mr. Dubuque’s historical pay differs from the historical pay of the other Named Executive Officers for several reasons. First, as CEO of the financial services business unit within Temple-Inland, Mr. Dubuque’s stock award level under the Temple-Inland plan was higher than those available to division-level executives such as our other Named Executive Officers. Second, as an executive officer of Temple-Inland, Mr. Dubuque participated in a Temple-Inland Supplemental Executive Retirement Plan that was not available to our other Named Executive Officers. Mr. Dubuque also participated in a deferred compensation program at Temple-Inland that allowed him to defer his annual bonus and receive additional stock credits for the amounts deferred. None of our other Named Executive Officers deferred their annual bonuses.

Equity award.  On May 4, 2007, Mr. Dubuque was given an award of 30,000 Temple-Inland RSUs that would have vested on May 4, 2010. Mr. Dubuque’s RSUs were canceled on August 9, 2007 and new units in the same amount and vesting at the original vesting date were issued so that the 1% minimum ROI criteria could be updated (1% ROI over fiscal years 2008, 2009, and 2010). The RSUs have a potential vesting date of May 4, 2010. As a result of the spin-off, the original RSUs were split into three portions on a 1-for-3 ratio for each of the three companies (Temple-Inland, Guaranty and Forestar). The compensation committees of each of the companies will determine in May 2010 whether the ROI performance criteria have been met by their company and will determine at that time whether to pay the awards or exercise their negative discretion.

Employment agreement.  We executed an employment agreement with Mr. Dubuque on August 9, 2007 that became effective as of the spin-off. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

During the term of the agreement, Mr. Dubuque will receive a base salary, which may not be reduced below its level at the time the agreement became effective ($650,000) or any increase subsequently granted. He will be eligible for a performance-based annual cash bonus, employee benefits, equity awards, and other perquisites. Other perquisites consist of personal umbrella liability insurance, premium for Long Term Disability insurance and allowance for comprehensive physical. There are no parameters on the performance-based annual cash bonus, such as a maximum amount, and it is entirely within the discretion of our Compensation Committee except that it shall be substantially no less favorable than the bonus program applicable to our other senior executives.

Upon a qualifying termination of employment (defined generally in the same manner as under the change in control agreements described in the “Do we offer change in control agreements” section) during the first two years following the effective date of the agreement or within two years following a change in control (defined in the same manner as under the change in control agreements described above), Mr. Dubuque would be entitled generally to the same benefits (including excise tax gross-up protection) as described above under the change in control agreements, except that Mr. Dubuque would receive a multiple of three times pay and benefits, and also would be credited with three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. If Mr. Dubuque were to experience such a qualifying termination of employment after the first two years of the agreement and not within two years following a change in control, he would be entitled to those same benefits, except that the severance would be based on two times salary and bonus, health and welfare benefits and perquisites would continue for two years, and imputed service credit would be limited to an additional two years. Upon termination of employment for death or disability, Mr. Dubuque would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his target bonus. Mr. Dubuque would be required to execute a release of claims, and he has agreed that he will not compete with us for two years following his termination of employment for any reason.

Retirement benefits.  Following the spin-off, Mr. Dubuque received a distribution in January 2008 of $2,415,399 of all amounts he had accrued under the Temple-Inland SERP and he also received a distribution of 130,132 shares of Temple-Inland common stock for past years’ bonuses he previously deferred under Temple-Inland’s deferred bonus program. These amounts were paid by Temple-Inland. Mr. Dubuque also received 43,376 shares of Guaranty common stock and 43,376 shares of Forestar common stock for past years’ bonuses he previously deferred under Temple-Inland’s deferred bonus program.

Pre-spin-off equity awards.  Each of the Named Executive Officers were granted stock options and other equity awards with respect to Temple-Inland common stock during periods prior to the spin-off. Details with respect to such grants as of the end of 2007 are included in the tables below.

In connection with our spin-off and the spin-off of Forestar from our former parent company, all outstanding options were equitably adjusted effective December 28, 2007 into three separate options: one relating to our common stock, one relating to Forestar common stock, and one relating to Temple-Inland common stock. The adjustment was made so that immediately following the distribution the number of shares relating to each option and the per share option exercise price of the original Temple-Inland stock option was proportionally allocated among the three types of stock options based upon the distribution ratios and relative per share trading prices of the Forestar, Guaranty, and Temple-Inland common stock immediately following the distribution. All Forestar and Guaranty options issued as part of this adjustment and the Temple-Inland options continue to be subject to their original vesting schedules. Further, for purposes of vesting and the post-termination exercise periods applicable to such stock options, Temple-Inland’s Compensation Committee determined that continued employment with Forestar, Guaranty, or Temple-Inland will be viewed as continued employment with the issuer of the options.

Restricted stock and RSUs and performance stock units have been adjusted in the same manner that stockholders of Temple-Inland had their shares adjusted, including participation in quarterly dividends and special dividends, and will continue to vest over the normal vesting cycle. These equitable adjustments were intended to preserve the economic value of the awards immediately prior to the spin-off.

What was historical compensation of our Named Executive Officers prior to the spin-off under the Temple-Inland executive compensation program?

The following tables contain compensation information for services in all capacities to Temple-Inland prior to the spin-off and to Guaranty after the spin-off for the periods shown for our Named Executive Officers. All of the information included in those tables reflects compensation earned by the individuals for services with Temple-Inland prior to the spin-off and with Guaranty after the spin-off for the periods shown. All references in the following tables to stock options, Restricted Stock, PSUs, and RSUs relate to awards of stock options, Restricted Stock, PSUs and RSUs granted by Temple-Inland in regard to Temple-Inland common stock.

We believe Temple-Inland’s Compensation Committee generally attempted to maintain a balance between the different elements of compensation, but that it did not establish specific allocation formulae to determine the proportion of each element of compensation in relation to the other elements.

Cash bonus.  Under a plan approved by Temple-Inland stockholders, Temple-Inland’s Compensation Committee established a potential maximum bonus award for Mr. Dubuque equal to the cash value of 150,000 phantom shares of Temple-Inland common stock. Under the bonus formula, Mr. Dubuque was eligible to receive a bonus if performance exceeded pre-established return criteria. Temple-Inland’s Compensation Committee retained the discretion to pay less than the maximum amount indicated by the formula based on equitable comparisons with Temple-Inland officers and other business segment executives. In light of these considerations, Temple-Inland’s Compensation Committee used its discretion to set Mr. Dubuque’s 2007 bonus at $550,000.

For our other employees, including the other Named Executive Officers, a bonus pool of no more than 9% of Guaranty’s pre-tax earnings was determined based on our pre-tax return on equity and change in pre-tax earnings levels. Each year, the bonus pool was increased or decreased 10% for every one percentage point change in our return on equity as compared with the prior year. The resulting pool was then allocated to individual employees with 60% based on the employee’s line of business performance and the remainder based on Guaranty’s performance. Mr. Dubuque prepared the recommended allocations, including those for the other Named Executive Officers, which were reviewed and approved by our Compensation Committee.

Stock awards.  Under plans approved by Temple-Inland stockholders prior to the spin-off, Temple-Inland’s Compensation Committee could grant three types of stock awards to executive officers: options, RSUs, and performance stock units. A dollar value was established for the stock awards in consultation with Temple-Inland’s compensation consultant after reviewing competitive market data for similar executives at other companies. This market data included a review of proxy data and survey data compiled by Temple-Inland’s compensation consultant, Hewitt Associates. The dollar value of the awards could be at or above the mid-range of what other companies may offer in any given year. RSUs contained a minimum return threshold, while performance units would only be paid if Temple-Inland’s performance was in the top half compared with its peer group. Prior to the spin-off, the Temple-Inland Compensation Committee converted all outstanding performance stock units to RSUs with 1% minimum ROI criteria. We believe the Temple-Inland Compensation Committee also considered previous grants, tenure, and responsibilities of the executives.

The amounts and forms of compensation reported below do not necessarily reflect the compensation our Named Executive Officers will receive following the spin-off. Future compensation levels will be determined based on the compensation policies, programs and procedures established by our Compensation Committee, and approved by the independent directors of the Board.

Compensation of Named Executives

SUMMARY COMPENSATION TABLE FOR YEAR 2007

The following table summarizes all compensation earned in 2007 by our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers, other than our Chief Executive Officer and our Chief Financial Officer, who were serving as executive officers at year-end 2007:

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Kenneth R. Dubuque	2007	$450,000	—	$740,306	$427,275	$550,000	$1,804,295	$51,847	$4,023,723
President and Chief Executive Officer	2006	$447,116	—	$1,222,068	$446,758	$777,000	$522,890	$34,525	$3,450,357
Ronald D. Murff	2007	$266,923	—	$57,364	$88,202	$275,000	$28,423	$33,173	$749,085
Sr. Vice President and Chief Financial Officer	2006	$260,000	$445,000	$77,679	$60,492	—	$15,828	$24,196	$883,195
Robert B. Greenwood	2007	$275,000	—	$64,753	$105,318	$275,000	$28,769	$17,875	$766,715
Sr. Executive Vice President Commercial Bank	2006	$274,423	$525,000	$81,643	$112,617	—	$21,854	$10,000	$1,025,537
Harold L. Shults, Jr.	2007	$248,846	—	$62,236	$105,318	$201,809	$18,423	$18,075	$654,707
Sr. Executive Vice President Insurance	2006	$220,000	$500,000	$77,679	$97,916	$1,032	$22,749	$28,242	$947,618
Kevin J. Hanigan	2007	$259,231	—	$64,753	$61,764	$275,000	$20,319	$11,875	$692,942
Sr. Executive Vice President Retail Bank	2006	$234,038	$400,000	$81,643	$49,926	—	$12,216	$4,000	$781,823

(1)	Bonus amounts for 2006 were revised to accurately reflect the bonus paid to Messrs. Greenwood, Hanigan, and Murff for the 2006 fiscal year.

(2)	The fair value of restricted stock, performance stock units, and stock options was determined in accordance with Statement of Financial Accounting Standards No. 123(R). Fair value of the option awards was determined using the Black-Scholes-Merton option pricing model. The following table lists the fair values of the option awards by grant date:

			Expected
	Estimated Fair	Expected	Stock	Risk-Free
	Value of	Dividend	Price	Interest	Life of
Grant Date	Options Granted	Yield	Volatility	Rate	Option

2/7/2003	$5.81	2.5%	29.3%	2.9%	8
5/7/2003	$6.60	2.5%	29.3%	3.9%	8
2/6/2004	$8.31	2.9%	28.8%	4.2%	8
2/4/2005	$11.13	2.3%	28.2%	4.1%	8
2/3/2006	$11.53	2.4%	25.1%	4.4%	6
2/2/2007	$12.47	2.3%	22.8%	4.9%	6

(3)	Represents the change in the actuarial present value of accumulated benefits from September 30, 2006 to December 31, 2007. There were no above-market or preferential earnings on deferred compensation.

Mr. Dubuque participated in the Excess Benefits Plan of Temple-Inland Financial Services, Inc., a defined contribution pension plan. Under this plan, an amount equal to 3.5% of his compensation was contributed to an account in his name each year. This amount is calculated based upon his salary and bonus, but excludes all other forms of compensation. In addition, Mr. Dubuque also participated in the Temple-Inland Supplemental Executive Retirement Plan, which provides unreduced retirement at age 60 with 15 years of service for designated executives, with a benefit equal to 50% of final average pay. As discussed above under the

“Retirement benefits” section, Mr. Dubuque received a distribution of his accrued benefit under this plan as of the spin-off date.

The other Named Executive Officers participated in the Excess Benefits Plan of Temple-Inland Financial Services, Inc., a nonqualified defined contribution pension plan, that applies 3.5% of earnings above the compensation limit towards a “phantom account.” This phantom account is then paid out at the beginning of the year following the participant’s year of termination.

(4)	All Other Compensation for 2007 includes the following:

		Contributions to
	Perquisites and	Defined
	Personal	Contribution	Charitable
Name	Benefits(a)	Plans(b)	Contributions(c)	Total

Kenneth R. Dubuque	—	$46,947	$4,900	$51,847
Ronald D. Murff	$14,748	$11,875	$6,550	$33,173
Robert B. Greenwood	—	$11,875	$6,000	$17,875
Harold L. Shults, Jr.	—	$11,875	$6,200	$18,075
Kevin J. Hanigan	—	$11,875	$—	$11,875

(a)	Perquisites and Personal Benefits for Named Executive Officers:

				Incentive		Umbrella
	Attorneys	Club	Car	Award	Other	Liability	Total
Name	Fees	Dues	Allowance	Trip	Perks	Insurance	Perquisites

Kenneth R. Dubuque	$5,537	$2,611	$—	$—	$50	$750	$8,948
Ronald D. Murff	—	$2,270	$—	$11,978	$—	$500	$14,748
Robert B. Greenwood	—	$2,197	$—	$—	$—	$500	$2,697
Harold L. Shults, Jr.	—	$35	$6,000	$—	$75	$500	$6,610
Kevin J. Hanigan	—	$2,371	$—	$—	$—	$500	$2,871

(b)	Includes annual contribution to defined contribution retirement plan of $35,072 for Mr. Dubuque. Includes $4,000 401(k) match and a 3.5% annual company contribution of $7,875 to the 401(k) plan for each officer.

(c)	Match for charitable contributions for each officer.

STOCK-BASED COMPENSATION

Additional information about stock-based compensation awards granted and vested in 2007 and awards outstanding at year-end 2007 follows.

2007 GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of stock-based compensation awards made in 2007 to our Named Executive Officers by Temple-Inland Inc. prior to the December 28, 2007 spin-off.

								All
								Other
								Stock	All Other
								Awards:	Option	Exercise
								Number	Awards:	or Base	Grant
								of	Number of	Price of	Date Fair
								Shares	Securities	Option	Value of
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			of Stock	Underlying	Awards	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options (#)	($/Sh)	Option
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(3)	(4)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Kenneth R. Dubuque	2/2/2007	—	—	—	—	—	—	—	24,600	$24.34	$306,762
	8/9/2007	—	—	—	24,500	24,500	24,500	—	—	—	$697,760
	8/9/2007	—	—	—	30,000	30,000	30,000	—	—	—	$854,400
Ronald D. Murff	2/2/2007	—	—	—	—	—	—	2,100	5,125	$24.34	$115,023
Robert B. Greenwood	2/2/2007	—	—	—	—	—	—	2,625	6,400	$24.34	$143,701
Harold L. Shults, Jr.	2/2/2007	—	—	—	—	—	—	2,625	6,400	$24.34	$143,701
Kevin J. Hanigan	2/2/2007	—	—	—	—	—	—	2,625	6,400	$24.34	$143,701

(1)	All Guaranty equity awards received by our Named Executive Officers at the time of the spin-off as a result of equitable adjustments made to existing Temple-Inland equity awards as a result of the spin-off are included in the Outstanding Equity Awards Table below.

(2)	The amount shown for Mr. Dubuque includes:

•	24,500 RSUs that are vested if minimum return on investment, or ROI, criteria are met (1% ROI over fiscal years 2007, 2008, and 2009). In accordance with the 1-for-3 ratio split, the Guaranty portion of this award is 8,166 shares of restricted stock with an adjusted market price on December 28, 2007 of $22.94. In accordance with the 1-for-3 ratio split, the Forestar portion of this award is 8,166 shares of restricted stock with an adjusted market price on December 28, 2007 of $21.20.

•	30,000 RSUs granted as a launch award that are vested if minimum return on investment, or ROI, criteria are met (1% ROI over fiscal years 2008, 2009, and 2010). The August 9, 2007 Temple-Inland market price as adjusted for the spin-off was $28.48. In accordance with the 1-for-3 ratio split, the Guaranty portion of this award is 10,000 shares of restricted stock with an adjusted market price on December 28, 2007 of $22.94. In accordance with the 1-for-3 ratio split, the Forestar portion of this award is 10,000 shares of restricted stock with an adjusted market price on December 28, 2007 of $21.20.

On August 9, 2007 the Temple-Inland Compensation Committee determined that the performance criteria would be frustrated by the spin-off and other transformation events, and converted all of the performance stock units to RSUs with 1% minimum ROI criteria that will vest on the third anniversary of the original grant. Mr. Dubuque’s RSUs were canceled on August 9, 2007 and new units in the same amount and vesting at the original vesting date were issued so that the 1% minimum ROI criteria could be updated. The RSUs have a potential vesting date of February 2, 2010 and May 4, 2010. As a result of the spin-off, the original RSUs were split into three portions on a 1-for-3 ratio for each of the three companies (Temple-Inland, Guaranty and Forestar). The compensation committees of each of the companies will determine in February 2010 and May 2010 whether the ROI performance criteria have been met by their company and will determine at that time whether to pay the awards or exercise their negative discretion. Cash compensation will be paid equal to the amount of regular quarterly dividends these shares would otherwise earn.

(3)	Options to purchase Temple-Inland common stock. Exercise prices have never been repriced. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights (SARs) were granted. All grants to the Named Executive Officers include a provision for acceleration of vesting in certain change of control situations. All options awarded to the executives become exercisable in 25% increments on 02/02/2008, 02/02/2009, 02/02/2010 and 02/02/2011 and have a ten-year term expiring February 2, 2017.

(4)	Valued using the closing price of Temple-Inland common stock on the NYSE on the Board meeting date when the grants were approved, as adjusted to reflect the spin-off.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2007

The following table summarizes stock-based compensation awards outstanding at year-end 2007 for our Named Executive Officers:

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plans:
							Plans:	Market or
						Market	Number of	Payout
					Number of	Value of	Unearned	Value of
	Number of	Number of			Shares or	Shares or	Shares,	Unearned
	Securities	Securities			Units of	Units of	Units or	Shares, Units
	Underlying	Underlying			Stock	Stock That	Other Rights	or Other
	Unexercised	Unexercised	Option	Option	That Have	Have Not	That Have	Rights That
	Options (#)	Options (#)	Exercise	Expiration	Not Vested	Vested	Not Vested	Have Not	Grant	Vesting
Name	Exercisable	Unexercisable	Price ($)	Date	(#) (1)	($)(1)	(#) (1)	Vested ($)(1)	Date	Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Kenneth R. Dubuque					1,333	$21,328			12/28/2007	2/1/2008
	2,666		$5.57	2/7/2013					12/28/2007	Vested
					3,333	$53,328			12/28/2007	2/7/2009
	6,000		$9.64	2/6/2014					12/28/2007	Vested
		2,000	$9.64	2/6/2014					12/28/2007	2/6/2008
	4,000		$13.00	2/4/2015					12/28/2007	Vested
		2,000	$13.00	2/4/2015					12/28/2007	2/4/2008
		2,000	$13.00	2/4/2015					12/28/2007	2/4/2009
							3,333	$53,328	12/28/2007	2/4/2008
					3,333	$53,328			12/28/2007	2/4/2008
	2,050		$17.36	2/3/2016					12/28/2007	Vested
		2,050	$17.36	2/3/2016					12/28/2007	2/3/2008
		2,050	$17.36	2/3/2016					12/28/2007	2/3/2009
		2,050	$17.36	2/3/2016					12/28/2007	2/3/2010
		2,050	$19.61	2/2/2017					12/28/2007	2/2/2008
		2,050	$19.61	2/2/2017					12/28/2007	2/2/2009
		2,050	$19.61	2/2/2017					12/28/2007	2/2/2010
		2,050	$19.61	2/2/2017					12/28/2007	2/2/2011
							7,666	$122,656	12/28/2007	2/3/2009
							8,166	$130,656	12/28/2007	2/2/2010
							10,000	$160,000	12/28/2007	5/4/2010
	14,716	20,350			7,999	$127,984	29,165	$466,640
Ronald D. Murff	2,666		$8.50	2/4/2010					12/28/2007	Vested
	2,666		$7.55	2/2/2011					12/28/2007	Vested
	3,333		$8.51	2/1/2012	.	.			12/28/2007	Vested
	3,333		$5.57	2/7/2013					12/28/2007	Vested
	1,250		$9.64	2/6/2014					12/28/2007	Vested
		416	$9.64	2/6/2014					12/28/2007	2/6/2008
	833		$13.00	2/4/2015					12/28/2007	Vested
		417	$13.00	2/4/2015					12/28/2007	2/4/2008
		416	$13.00	2/4/2015					12/28/2007	2/4/2009
					666	$10,656			12/28/2007	2/4/2008
	427		$17.36	2/3/2016					12/28/2007	Vested
		427	$17.36	2/3/2016					12/28/2007	2/3/2008
		427	$17.36	2/3/2016					12/28/2007	2/3/2009
		427	$17.36	2/3/2016					12/28/2007	2/3/2010
					700	$11,200			12/28/2007	2/3/2009
		427	$19.61	2/2/2017					12/28/2007	2/2/2008
		427	$19.61	2/2/2017					12/28/2007	2/2/2009
		427	$19.61	2/2/2017					12/28/2007	2/2/2010
		427	$19.61	2/2/2017					12/28/2007	2/2/2011
					700	$11,200			12/28/2007	2/2/2010
	14,508	4,238			2,066	$33,056	0	$0

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plans:
							Plans:	Market or
						Market	Number of	Payout
					Number of	Value of	Unearned	Value of
	Number of	Number of			Shares or	Shares or	Shares,	Unearned
	Securities	Securities			Units of	Units of	Units or	Shares, Units
	Underlying	Underlying			Stock	Stock That	Other Rights	or Other
	Unexercised	Unexercised	Option	Option	That Have	Have Not	That Have	Rights That
	Options (#)	Options (#)	Exercise	Expiration	Not Vested	Vested	Not Vested	Have Not	Grant	Vesting
Name	Exercisable	Unexercisable	Price ($)	Date	(#) (1)	($)(1)	(#) (1)	Vested ($)(1)	Date	Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Robert B. Greenwood		416	$9.64	2/6/2014					12/28/2007	2/6/2008
		416	$13.00	2/4/2015					12/28/2007	2/4/2008
		417	$13.00	2/4/2015					12/28/2007	2/4/2009
					666	$10,656			12/28/2007	2/4/2008
		533	$17.36	2/3/2016					12/28/2007	2/3/2008
		533	$17.36	2/3/2016					12/28/2007	2/3/2009
		534	$17.36	2/3/2016					12/28/2007	2/3/2010
					875	$14,000			12/28/2007	2/3/2009
		533	$19.61	2/2/2017					12/28/2007	2/2/2008
		533	$19.61	2/2/2017					12/28/2007	2/2/2009
		534	$19.61	2/2/2017					12/28/2007	2/2/2010
		533	$19.61	2/2/2017					12/28/2007	2/2/2011
					875	$14,000			12/28/2007	2/2/2010
	0	4,982			2,416	$38,656	0	$0
Harold L. Shults, Jr.	833		$5.57	2/7/2013					12/28/2007	Vested
	416		$9.64	2/6/2014					12/28/2007	2/6/2008
		417	$9.64	2/6/2014					12/28/2007	2/6/2008
	416		$13.00	2/4/2015					12/28/2007	Vested
		417	$13.00	2/4/2015					12/28/2007	2/4/2008
		417	$13.00	2/4/2015					12/28/2007	2/4/2009
					666	$10,656			12/28/2007	2/4/2008
	427		$17.36	2/3/2016					12/28/2007	Vested
		427	$17.36	2/3/2016					12/28/2007	2/3/2008
		427	$17.36	2/3/2016					12/28/2007	2/3/2009
		427	$17.36	2/3/2016					12/28/2007	2/3/2010
					700	$11,200			12/28/2007	2/3/2009
		533	$19.61	2/2/2017					12/28/2007	2/2/2008
		533	$19.61	2/2/2017					12/28/2007	2/2/2009
		534	$19.61	2/2/2017					12/28/2007	2/2/2010
		533	$19.61	2/2/2017					12/28/2007	2/2/2011
					875	$14,000			12/28/2007	2/2/2010
	2,092	4,665			2,241	$21,856	0	$0
Kevin J. Hanigan	416		$9.64	2/6/2014					12/28/2007	2/6/2008
		416	$13.00	2/4/2015					12/28/2007	2/4/2008
		417	$13.00	2/4/2015					12/28/2007	2/4/2009
					666	$10,656			12/28/2007	2/4/2008
	533		$17.36	2/3/2016					12/28/2007	2/3/2007
		533	$17.36	2/3/2016					12/28/2007	2/3/2008
		534	$17.36	2/3/2016					12/28/2007	2/3/2009
		533	$17.36	2/3/2016					12/28/2007	2/3/2010
					875	$14,000			12/28/2007	2/3/2009
		533	$19.61	2/2/2017					12/28/2007	2/2/2008
		533	$19.61	2/2/2017					12/28/2007	2/2/2009
		534	$19.61	2/2/2017					12/28/2007	2/2/2010
		533	$19.61	2/2/2017					12/28/2007	2/2/2011
					875	$14,000			12/28/2007	2/2/2010
	949	4,566			2,416	$38,656	0	$0

(1)	Value based on the closing market price of Guaranty common stock on December 31, 2007 of $16.00. Restricted stock units vest three years after the date of grant. Restricted stock units awarded in 2007 to Mr. Dubuque vest three years after the date of grant if minimum ROI criteria are met. Performance stock units vest three years after the date of grant and were subject to satisfaction of performance criteria, but (as described above) the performance units were canceled and new RSUs were issued with minimum 1% ROI criteria due to the spin-off. Market value shown assumes all performance criteria are met and the maximum value is paid.

The outstanding equity awards included in this table represent stock options, restricted stock, RSUs, or performance stock units acquired through the spin-off from Temple-Inland on December 28, 2007 at a 1-for-3 ratio. Please refer to the “Pre-spin-off equity awards” discussed in the above Compensation Discussion and Analysis for specific information regarding the distribution of shares and equitable adjustments to preserve the economic value of the awards relating to the spin-off.

2007 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested during 2007 by our Named Executive Officers. The awards included in this table represent Temple-Inland stock options, restricted stock and phantom shares earned or exercised in 2007 prior to the spin-off.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired on	Value Realized on
	Acquired on	on Exercise	Vesting (#)	Vesting ($)
Name	Exercise (#)	($)	(1)	(1)
(a)	(b)	(c)	(d)	(e)

Kenneth R. Dubuque	0	$0	62,208	$2,371,070
Ronald D. Murff	0	$0	2,398	$120,284
Robert B. Greenwood	6,600	$243,699	1,598	$79,564
Harold L. Shults, Jr.	0	$0	2,396	$120,185
Kevin J. Hanigan	8,570	$282,315	1,598	$79,564

(1)	Mr. Dubuque received 2,942 shares of restricted stock, 6,875 phantom shares (payable as RSUs), 6,865 phantom shares (payable as performance stock units) and the remainder represents 45,526 phantom shares accrued through payment of quarterly dividends of $.28 per share and a special dividend of $10.25 per share under a Temple-Inland bonus deferral plan. For the other Named Executive Officers, includes vested restricted stock and vested phantom shares (payable as RSUs).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of the end of 2007, with respect to compensation plans under which our common stock may be issued:

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights(1)	and Rights	Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,367,205	$12.40	1,831,554
Equity compensation plans not approved by security holders	None	None	None
Total	2,367,205	$12.40	1,831,554

(1)	Amount includes 210,247 Restricted Stock Units (payable in stock) and 174,928 Restricted Stock Awards.

2007 PENSION BENEFITS

The following table summarizes the actuarial present value of the accumulated benefits under Temple-Inland’s pension plans at year-end 2007 for our Named Executive Officers:

Number Of
		Years	Present Value of
		Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
(a)	(b)	(c)	(d)	(e)

Kenneth R. Dubuque	Temple-Inland	9	$2,415,399	—
Supplemental Executive Retirement Plan
Ronald D. Murff	N/A	—	—	—
Robert B. Greenwood	N/A	—	—	—
Harold L. Shults, Jr.	N/A	—	—	—
Kevin J. Hanigan	N/A	—	—	—

(1)	Prior to the spin-off from Temple-Inland, Mr. Dubuque participated in the Temple-Inland nonqualified supplemental executive retirement plan (Temple-Inland SERP) that provides a retirement benefit of 50% of final average pay at age 60 with 15 years of service for designated executives. Following the spin-off, Mr. Dubuque received a distribution of $2,415,399 in January 2008, which was his accrued benefit under this plan as of the spin-off date.

Retirement benefits under the Temple-Inland SERP are calculated using final average compensation based on the highest five (5) of the employee’s last ten (10) years of service. Final average compensation normally includes salaries and bonuses, but the Board can designate a payment as ineligible under the plan. Final average compensation excludes other forms of compensation such as dividends, severance pay, relocation, long-term disability, stock options, RSUs, and performance stock units. Under this plan, the designated executive’s retirement benefits from all retirement plans will be at least equal to 50% of the executive’s final average compensation for the highest five years out of the last ten years of employment. Benefits are reduced for early retirement, which may be taken at age 55 with 20 years of service, by 5% for each year prior to age 60. Benefits may be taken by designated executives in a lump sum amount or a monthly annuity amount. The lump sum is calculated based on the 30-year Treasury rate set in the previous November. This supplemental plan is unfunded and contains a provision for acceleration of payment in the event of a change in control.

2007 NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation for 2007 for our Named Executive Officers:

		Registrant
	Executive	Contributions in	Aggregate	Aggregate	Aggregate
	Contributions	Last	Earnings in Last	Withdrawals/	Balance at Last
	in Last FY	FY	FY	Distributions	FYE
Name	($)	($)	($)(1)	($)	($)(2)
(a)	(b)	(b)	(c)	(d)	(e)

Kenneth R. Dubuque	—	$35,072	—	—	$3,845,901
Ronald D. Murff	—	$17,462	$10,961	—	$138,254
Robert B. Greenwood	—	$20,198	$8,644	—	$115,382
Harold L. Shults, Jr.	—	$837	$17,586	—	$194,636
Kevin J. Hanigan	—	$15,198	$5,121	—	$71,627

(1)	Earnings include dividend equivalent units credited under the Temple-Inland phantom stock plan equal to the amount of dividends that would be earned on these units if they were actual Temple-Inland common stock:

Mr. Dubuque — $1,962,621. This is the same dividend rate paid to Temple-Inland stockholders in 2007 ($.28 per share per quarter and a $10.25 special dividend) and is not preferential. Also includes change in market value of all deferred fees from year-end 2006 to year-end 2007 for Mr. Dubuque — $1,036,833. Earnings on defined contribution retirement plan accounts for Mr. Dubuque — $19,222; Mr. Murff — $10,961; Mr. Greenwood — $8,644; Mr. Shults — $17,586; and Mr. Hanigan — $5,121 for 2007 were based on the rate earned under Vanguard’s Intermediate-Term Treasury Fund, the same fund used in the underlying tax-qualified defined contribution plan. None of the above Named Executive Officers participated in setting this rate, which was selected by Temple-Inland when the plan was established. In 2007, the earnings rate for this fund was 9.98%. The defined contribution retirement account is distributed in cash at age 65 or earlier if the executive retires and requests it or at the beginning of the year following the participant’s date of termination.

(2)	In the aggregate balance column, $3,540,000 of Mr. Dubuque’s balance was previously reported as compensation in the Summary Compensation Table for previous years. None of the amounts in the other columns was previously reported.

Prior to the spin-off, Mr. Dubuque participated in the Excess Benefits Plan of Temple-Inland Financial Services, Inc., a defined contribution pension plan. Under this plan, an amount equal to 3.5% of his compensation is contributed to an account in his name each year. This amount is calculated based upon his salary and bonus, but excludes all other forms of compensation. As described in footnote (1) above, Mr. Dubuque received dividend equivalent units credited to a phantom stock account for past years’ bonuses previously deferred under Temple-Inland’s deferred bonus program.

The other Named Executive Officers also participated in the Excess Benefits Plan of Temple-Inland Financial Services, Inc., a nonqualified defined contribution pension plan, that applies 3.5% of earnings above the compensation limit towards a “phantom account.” This phantom account is then paid out at the beginning of the year following the participant’s year of termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We entered into change in control agreements with selected executives, including the Named Executive Officers other than the CEO. The CEO is party to an employment agreement whose terms are summarized above under “What were the compensation actions in preparation for the spin-off — Employment agreement.” We believe that the change in control/severance agreements help us to attract and retain our Named Executive Officers by reducing the personal uncertainty that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control. These agreements generally require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

The following table summarizes the estimated amounts our Named Executive Officers would have become entitled to under the Guaranty change in control/severance and employment agreements assuming different termination events occurred at year-end 2007:

				Value of	Value of
		Estimated	Value of	Restricted	Performance			Outplacement
		Target	Stock	Stock	Stock			& Office/
		Bonus	Options	That	That	Retirement	Welfare	Support	Perquisites	Excise Tax	Aggregate
Named Executive Officer	Severance	Payment	That Vest	Vests	Vests	Benefits	Benefits	Staff	& Benefits	& Gross-Up	Payments

Kenneth R. Dubuque, Chairman and CEO(1)
Change In Control(2)	$4,231,000	$550,000	$—	$—	$—	$140,840	$35,273	$67,500	$10,233	$1,574,208	$6,609,054
Retirement(3)	$—	$550,000	$—	$—	$—	$246,899	$—	$—	$—	$—	$796,899
Death	$1,200,000	$550,000	$—	$—	$—	$246,899	$450,000	$—	$—	$—	$2,446,899
Disability	$1,200,000	$550,000	$—	$—	$—	$246,899	$150,494	$—	$—	$—	$2,147,393
Termination Without Cause(4)	$4,231,000	$550,000	$—	$—	$—	$246,899	$35,273	$67,500	$10,233	$1,574,208	$6,715,113
Termination For Cause(5)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

				Value of	Value of
		Estimated	Value of	Restricted	Performance			Outplacement
		Target	Stock	Stock	Stock			& Office/
		Bonus	Options	That	That	Retirement	Welfare	Support	Perquisites	Excise Tax	Aggregate
Named Executive Officer	Severance	Payment	That Vest	Vests	Vests	Benefits	Benefits	Staff	& Benefits	& Gross-Up	Payments

Ronald D. Murff, Chief Financial Officer
Change In Control(2)	$1,705,000	$275,000	$1,682	$37,133	$—	$58,673	$7,942	$107,250	$28,956	$630,586	$2,852,222
Retirement(3)	$—	$—	$1,682	$37,133	$—	$138,254	$—	$—	$—	$—	$177,069
Death	$—	$—	$1,682	$37,133	$—	$138,254	$270,000	$—	$—	$—	$447,069
Disability	$—	$—	$1,682	$37,133	$—	$138,254	$242,717	$—	$—	$—	$419,786
Termination Without Cause(4)	$1,705,000	$275,000	$1,682	$37,133	$—	$58,673	$7,942	$107,250	$28,956	$630,586	$2,852,222
Termination For Cause(5)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Robert B. Greenwood, Sr. Executive Vice President Commercial Bank
Change In Control(2)	$1,875,000	$275,000	$—	$—	$—	$64,000	$16,527	$120,000	$5,394	$671,627	$3,027,548
Retirement(3)	$—	$—	$—	$—	$—	$115,382	$—	$—	$—	$—	$115,382
Death	$—	$—	$—	$—	$—	$115,382	$275,000	$—	$—	$—	$390,382
Disability	$—	$—	$—	$—	$—	$115,382	$84,906	$—	$—	$—	$200,287
Termination Without Cause(4)	$1,875,000	$275,000	$—	$—	$—	$64,000	$16,527	$120,000	$5,394	$671,627	$3,027,548
Termination For Cause(5)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Harold L. Shults, Jr., Sr. Executive Vice President Insurance
Change In Control(2)	$1,700,000	$200,000	$1,684	$43,224	$—	$25,425	$21,514	$112,500	$13,220	$—	$2,117,567
Retirement(3)	$—	$—	$1,684	$43,224	$—	$194,636	$—	$—	$—	$—	$239,544
Death	$—	$—	$1,684	$43,224	$—	$194,636	$250,000	$—	$—	$—	$489,544
Disability	$—	$—	$1,684	$43,224	$—	$194,636	$262,560	$—	$—	$—	$502,104
Termination Without Cause(4)	$1,700,000	$200,000	$1,684	$43,224	$—	$25,425	$21,514	$112,500	$13,220	$—	$2,117,567
Termination For Cause(5)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Kevin A. Hanigan, Sr. Executive Vice President Retail Bank
Change In Control(2)	$1,615,000	$275,000	$1,599	$46,416	$—	$54,146	$10,997	$100,500	$5,742	$634,016	$2,743,416
Retirement(3)	$—	$—	$1,599	$46,416	$—	$71,627	$—	$—	$—	$—	$119,642
Death	$—	$—	$1,599	$46,416	$—	$71,627	$270,000	$—	$—	$—	$389,642
Disability	$—	$—	$1,599	$46,416	$—	$71,627	$287,976	$—	$—	$—	$407,618
Termination Without Cause(4)	$1,615,000	$275,000	$1,599	$46,416	$—	$54,146	$10,997	$100,500	$5,742	$634,016	$2,743,416
Termination For Cause(5)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

(1)	Mr. Dubuque would receive from Temple-Inland the accrued retirement benefits as shown in the Pension Benefits chart. The SERP was paid in a lump sum in 2008. Mr. Dubuque was paid his deferred compensation as shown in the Nonqualified Deferred Compensation table in a lump sum in 2008. Mr. Dubuque will have continued vesting of his long term incentives as shown in the Outstanding Equity Awards table under an agreement among Temple-Inland, Guaranty, and Forestar.

(2)	Assumes a target bonus based on ROA and that the IRS considers the whole payment to be a “parachute payment” subject to the 20% excise tax.

(3)	Payable in a lump sum.

(4)	Termination without cause or by executive for good reason as set forth in the change in control agreements. During the two-year period following the spin-off, benefits will be the same as those set forth for “Change in Control.” After such two-year period, if there is a termination without cause or a termination for good reason that does not occur within two years after a change in control (i) the executives other than Mr. Dubuque shall not be entitled to these benefits and (ii) Mr. Dubuque’s severance and other benefits will be consistent with the terms of his employment agreement.

(5)	Termination for cause or by executive without good reason as set forth in the change in control agreements. We do not have a plan or policy to provide severance benefits to executives whose employment terminates. Generally speaking, severance is a matter that is individually negotiated with the executive and the amount depends on the circumstances of his or her departure. The CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements. In return for the post-employment benefits, the CEO agreed not to compete with our company for two years after his departure.

Payments on Change in Control

For the first two years following the spin-off, however, only a qualifying termination of employment (as defined in the agreements) is required for the Named Executive Officers with change in control/severance agreements because Guaranty assumed the responsibility for their Temple-Inland change in control agreements at the spin-off. Mr. Dubuque had a severance contract with Temple-Inland requiring payments of three times his compensation and all other Named Executive Officers had severance contracts with Temple-Inland requiring payments of twice their compensation upon a qualifying termination of employment following a change in control of Temple-Inland.

In February 2008, our Compensation Committee recommended and the independent directors approved a change in control agreement to supplement the existing change in control agreements for the Named Executive Officers. Under the existing change in control agreement, if a Named Executive Officer were to experience a qualifying termination of employment, he or she would be entitled to, among other things, a severance payment of two times salary and bonus, two years of continued health and welfare benefits and perquisites and two years of service credits for certain benefits. Under the supplemental agreement, upon such a qualifying termination of employment, the officer would be entitled to a severance payment of one times salary and bonus, one year of continued health and welfare benefits and perquisites and one year of imputed service credits that are in addition to the payments and benefits the Named Executive Officer would receive under the existing change in control agreement. The supplemental change in control agreement requires the executive to sign a release in order to receive the additional benefits and pay set forth in the agreement. Although the supplemental agreements are not yet effective, we anticipate that the Named Executive Officers will enter into the supplemental change in control agreements. Mr. Dubuque’s agreement remains as stated above.

The following events constitute a change in control, for purposes of the change in control agreements:

•	any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•	the pre-event directors ceasing to constitute a majority of our directors within any 24-month period;

•	consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the Board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities);

•	the stockholders approve a liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all the assets of Guaranty; or

•	any other event that the Board determines to be a change in control.

Our SIP uses similar change in control events including:

•	acquisition of 20% voting power through a tender or exchange offer;

•	the Board or stockholders approve a consolidation or merger;

•	the Board or stockholders approve a complete liquidation or dissolution; or

•	the Board or stockholders approve a sale, lease, exchange or transfer of substantially all assets.

As noted above, payments under the change in control agreements generally are triggered by two events, a change in control plus a qualifying termination of employment. A qualifying termination of employment includes both involuntary termination without cause and voluntary termination by the executive for good reason. Good reason includes assignment of duties substantially inconsistent with the executive’s status as a senior executive officer, substantial reduction in base salary, relocation of place of employment more than 50 miles, failure to pay compensation, or failure to provide benefits or a reduction in benefits.

Under the existing change in control agreements and without giving effect of supplemental change in control agreement, the Named Executive Officers other than Mr. Dubuque would receive the following under qualifying circumstances:

•	their current cycle bonus pro rated if the termination is before the end of the first half of the cycle or full bonus if during the second half of the cycle;

•	lump sum severance equal to two times their current salary and two times target bonus, or if higher, the salary or actual bonus in any of the last three years;

•	health and welfare benefits provided for two years at no greater cost;

•	acceleration of vesting of all options, restricted shares, RSUs, and performance stock units;

•	lump sum payment equal to two years’ match under our 401(k) plan;

•	reimbursement for outplacement services not to exceed 15% of base salary and target bonus; and

•	two years’ continuation of perquisites.

The change in control agreements also contain a modified gross-up provision in the event the officer is required to pay excise tax on these amounts. The gross-up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax.

The amount of severance and benefits was determined based on competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a large percentage of their personal wealth dependent on the status of our Company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the Company or terminates employment for good reason.

Treatments of Stock Awards other than upon Change in Control

Under the SIP, an employee whose employment terminates has three months to exercise any options that are exercisable. All other options and all RSUs and performance stock units are forfeited. The employee retains any dividends earned prior to termination.

Termination by Death or Disability

Except as provided in Mr. Dubuque’s employment agreement described above, on termination of employment by death or disability, executives will receive no payment other than through life insurance or disability insurance purchased by the executive and available to employees generally. Mr. Dubuque would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our SIP, all options will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock units and performance stock units will vest immediately, but performance stock units will only be paid if performance criteria are met.

COMPENSATION COMMITTEE REPORT

The Management Development and Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Robert V. Kavanaugh, Chairman
Edward R. McPherson
Raul R. Romero
Bill Walker

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on Guaranty’s web site, www.guarantygroup.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and the effectiveness of internal control over financial reporting and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal control over financial reporting. The internal auditors are responsible for evaluating the effectiveness of processes and related controls on behalf of management.

In fulfilling our oversight responsibilities, we met four (4) times during 2007 with the independent registered public accounting firm, the Executive Vice President and Chief Operational Risk and Audit Officer, and management. At each of the four meetings, we also met in executive session without management present. During the course of these meetings, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year 2007. We also reviewed and discussed the effectiveness of internal control over financial reporting, the audit plans and results, and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we reviewed the written disclosures and letter from Ernst & Young LLP required by Independence Standard Board Standard No. 1, as amended, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. In addition, we reported to the Board of Directors that, subject to ratification by the stockholders, we selected Ernst & Young LLP as Guaranty’s independent registered public accounting firm for the year 2007.

Larry E. Temple, Chairman
Larry R. Faulkner
Robert V. Kavanaugh
Edward R. McPherson
Robert D. McTeer
John T. Stuart III
Bill Walker

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2007. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees paid to Ernst & Young LLP for the last two years were:

	2007	2006

Audit Fees(1)	$885,000	$845,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$885,000	$845,000

(1)	Audit fees include the annual audit and quarterly reviews of our financial statements, annual statutory audits of foreign subsidiaries’ financial statements, consultation on new accounting standards and current transactions, and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. We expect that pre-approval is to be done annually and shall be documented as an exhibit to the minutes of the Audit Committee meeting. We further expect that the types of services the Audit Committee will pre-approve annually will include the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Audit Committee may grant approvals between Audit Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During 2007, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

OTHER MATTERS

Other Business to be Presented

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our Annual Meeting of Stockholders by submitting their proposals to us in a timely manner. To be included in the proxy statement for the 2009 Annual Meeting, stockholder proposals must be received by us by December 12, 2008 and must comply with the requirements of Rule 14a-8.

Our By-laws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before February 16, 2009 or after March 13, 2009. Our By-laws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal. Our By-laws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see “How are our nominees selected.” A copy of the By-laws advance notice provision may be obtained, without charge, upon written request to our Corporate Secretary at 8333 Douglas Avenue, Dallas, Texas 75225.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please contact:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 290-6426

***

This Proxy Statement is being sent to you by the Guaranty Board of Directors.

Scott A. Almy
Secretary

Austin, Texas
April 11, 2008

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
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A	Proposals — The Directors of Guaranty Financial Group Inc. recommend voting FOR proposals 1 and 2.

1.	To elect five (5) directors to the Board of Directors. These five directors will serve as directors until their terms expire or, if later, until replacement
directors are elected who meet all necessary qualifications.												+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - David W. Biegler	☐	☐	☐	02 - Leigh M. McAlister	☐	☐	☐	03 - Edward R. McPherson	☐	☐	☐

04 - Raul R. Romero	☐	☐	☐	05 - Bill Walker	☐	☐	☐

		For	Against	Abstain
2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.
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Proxy — Guaranty Financial Group Inc.

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on May 27, 2008
The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and proxy statement each dated April 11, 2008 and does hereby appoint Kenneth R. Dubuque, Ronald D. Murff and Mark A. Crawford and each of them as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Guaranty Financial Group Inc. held of record by the undersigned on April 4, 2008 at the annual meeting of stockholders to be held on Tuesday, May 27, 2008, and any adjournment(s) thereof.
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted on appear on reverse side.)